Exhibit 10.1

Published CUSIP Number: 577083AC2

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 11, 2013

among

MATTEL, INC.,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

The Other Lenders Party Hereto

WELLS FARGO BANK, N.A.,

and

CITIBANK N.A.,

as Co-Syndication Agents,

SOCIÉTÉ GÉNÉRALE,

UNION BANK,

MIZUHO CORPORATE BANK, LTD.,

and

ROYAL BANK OF CANADA,

as

Co-Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

WELLS FARGO SECURITIES, LLC,

and

CITIGROUP GLOBAL MARKETS INC.,

as

Joint Lead Arrangers and Joint Book Managers

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Amendment and Restatement	1

1.02	Certain Defined Terms	2

1.03	Other Interpretive Provisions	18

1.04	Accounting Terms	18

1.05	Rounding	19

1.06	References to Agreements and Laws	19

1.07	Times of Day	19

ARTICLE II. THE COMMITMENTS		19

2.01	Loans	19

2.02	Borrowings, Conversions and Continuations of Loans	19

2.03	Prepayments	21

2.04	Termination or Reduction of Commitments	21

2.05	Repayment of Loans	22

2.06	Interest	22

2.07	Fees	22

2.08	Computation of Interest and Fees	23

2.09	Evidence of Debt	23

2.10	Payments Generally; Administrative Agent’s Clawback	23

2.11	Sharing of Payments by Lenders	25

2.12	Increase in Commitments	26

2.13	Defaulting Lenders	27

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		28

3.01	Taxes	28

3.02	Illegality	32

3.03	Inability to Determine Rates	33

3.04	Increased Costs; Reserves on Eurodollar Rate Loans	34

3.05	Compensation for Losses	35

3.06	Mitigation Obligations	36

3.07	Survival	36

ARTICLE IV. CONDITIONS PRECEDENT		36

4.01	Conditions to Effectiveness	36

4.02	Conditions to All Loans	38

ARTICLE V. REPRESENTATIONS AND WARRANTIES		38

5.01	Organization and Powers	38

5.02	Good Standing	38

5.03	Material Subsidiaries	38

5.04	Authorization of Borrowing	39

5.05	No Conflict	39

5.06	Governmental Consents	39

5.07	Binding Obligation	39

5.08	Financial Condition	39

5.09	Changes, Etc	40

5.10	Title to Properties	40

5.11	Litigation; Adverse Facts	40

5.12	Payment of Taxes	40

5.13	Agreements	40

5.14	Performance	40

5.15	Governmental Regulation	41

5.16	Employee Benefit Plans	41

5.17	Environmental Matters	41

5.18	Disclosure	42

5.19	Subordination Agreements	42

ARTICLE VI. AFFIRMATIVE COVENANTS		42

6.01	Financial Statements	42

6.02	Certificates; Other Information	43

6.03	Notices	45

6.04	Corporate Existence, etc	45

6.05	Payment of Taxes and Claims; Tax Consolidation	46

6.06	Maintenance of Properties; Insurance	46

6.07	Inspection of Property and Books and Records	46

6.08	Use of Proceeds of Loans	46

6.09	Environmental Laws	46

6.10	Subordination Agreements	47

6.11	Compliance with Laws	47

6.12	Additional Guarantors	47

ARTICLE VII. NEGATIVE COVENANTS		47

7.01	Indebtedness	47

7.02	Liens	48

7.03	Restriction on Fundamental Changes	48

7.04	Sale or Discount of Receivables	49

7.05	Leverage Ratio	49

7.06	Interest Coverage Ratio	49

7.07	Margin Regulations	49

7.08	Independence of Covenants	50

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		50

8.01	Events of Default	50

8.02	Remedies	52

8.03	Application of Funds	52

8.04	Rights Not Exclusive	53

ARTICLE IX. ADMINISTRATIVE AGENT		53

9.01	Appointment and Authority	53

9.02	Rights as a Lender	53

9.03	Exculpatory Provisions	53

9.04	Reliance by Administrative Agent	54

9.05	Delegation of Duties	54

9.06	Resignation of Administrative Agent	55

9.07	Non-Reliance on Administrative Agent and Other Lenders	55

9.08	No Other Duties, Etc	56

9.09	Administrative Agent May File Proofs of Claim	56

9.10	Guaranty Matters	57

ARTICLE X. MISCELLANEOUS		57

10.01	Amendments, Etc	57

10.02	Notices; Effectiveness; Electronic Communication	58

10.03	No Waiver; Cumulative Remedies; Enforcement	60

10.04	Expenses; Indemnity; Damage Waiver	60

10.05	Payments Set Aside	62

10.06	Successors and Assigns	62

10.07	Treatment of Certain Information; Confidentiality	66

10.08	Set-off	67

10.09	Interest Rate Limitation	68

10.10	Counterparts; Integration; Effectiveness	68

10.11	Survival of Representations and Warranties	68

10.12	Severability	68

10.13	Replacement of Lenders	69

10.14	Applicable Law	70

10.15	Waiver of Right to Trial by Jury	70

10.16	No Advisory or Fiduciary Responsibility	70

10.17	Electronic Execution of Assignments and Certain Other Documents	71

10.18	USA PATRIOT Act Notice; OFAC	71

SCHEDULES

2.01	Commitments and Applicable Percentages
5.03	Material Subsidiaries of the Company
5.11	Material Litigation
7.02	Certain Liens
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

	Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Reserved
G	Guarantor Subordination Agreement

MATTEL, INC.

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

This SIXTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is dated as of March 11, 2013, and is entered into by and among MATTEL, INC., a Delaware corporation (the “Company”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF and each financial institution from time to time party hereto as a lender (individually referred to herein as a “Lender” and collectively as the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED WELLS FARGO SECURITIES, LLC, and CITIGROUP GLOBAL MARKETS INC., as joint lead arrangers and joint book managers (in such capacity, the “Arrangers”), Wells Fargo Bank, N.A. and Citibank, N.A, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), and Société Générale, Union Bank, Mizuho Corporate Bank, Ltd. and Royal Bank of Canada, as co-documentation agent (in such capacity, the “Co-Documentation Agents”).

PRELIMINARY STATEMENTS

A. The Company, certain of the Lenders (the “Existing Lenders”) and the Administrative Agent entered into that certain Fifth Amended and Restated Credit Agreement dated as of March 8, 2011 (the “Existing Credit Agreement”), pursuant to which the Existing Lenders agreed to make certain credit facilities available to the Company in accordance with the terms thereof.

B. The Company, the Lenders and the Administrative Agent desire to amend and restate the Existing Credit Agreement in its entirety on the terms and conditions set forth herein.

In consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, the Lenders and the Administrative Agent agree to amend and restate the Existing Credit Agreement in its entirety as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Amendment and Restatement. In order to facilitate this amendment and restatement and otherwise to effectuate the desires of the Company, the Administrative Agent and the Lenders agree:

(a) The Company, the Administrative Agent and the Lenders hereby agree that, on the Closing Date, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Existing Credit Agreement, except as otherwise expressly provided herein, shall be superseded by this Agreement.

(b) Notwithstanding this amendment and restatement of the Existing Credit Agreement, including anything in this Section 1.01, and of any related “Loan Documents” (as such term is defined in the Existing Credit Agreement and referred to herein, individually or collectively, as the “Prior Loan Documents”), (i) all Obligations (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement and other Prior Loan Documents (the “Existing Obligations”) shall continue as Obligations hereunder to the extent not repaid on the Closing Date, and (ii) each of this Agreement and the Notes and any other Loan Document (as defined herein) that is amended and restated in connection with this Agreement is given as a substitution for, and not as a payment of, the indebtedness, liabilities and Existing Obligations of the Company under the Existing Credit Agreement or any other Prior Loan Document and (iii) neither the execution and delivery of such documents nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Existing Credit Agreement or of any of the other Prior Loan Documents or any obligations thereunder. On the Closing Date: (1) all Loans owing by the Company and outstanding under the Existing Credit Agreement shall continue as Loans hereunder and shall constitute advances hereunder, (2) all Base Rate Loans under the Existing Credit Agreement and not converted into Eurodollar Rate Loans shall accrue interest at the Base Rate hereunder, and (3) the Interest Periods for all Eurodollar Rate Loans outstanding under the Existing Credit Agreement shall be terminated, the Company shall pay all accrued interest with respect to such Loans, together with any additional amounts required by Section 3.05 of the Existing Credit Agreement (unless waived by the applicable Lender), and the Company shall furnish to the Administrative Agent Loan Notices selecting the interest rates for existing Loans.

(c) The parties hereby agree that, on the Closing Date, the Commitments shall be as set forth in Schedule 2.01 and the outstanding principal amount of any Loans shall be reallocated in accordance with such Commitments and the requisite assignments shall be deemed to be made in such amounts by and between the Lenders and from each Lender to each other Lender, with the same force and effect as if such assignments were evidenced by applicable Assignments and Assumptions (as defined in the Existing Credit Agreement) under the Existing Credit Agreement. Notwithstanding anything to the contrary in Section 10.10 of the Existing Credit Agreement or Section 10.06 of this Agreement, no other documents or instruments, including any Assignment and Assumption, shall be executed in connection with these assignments (all of which requirements are hereby waived), and such assignments shall be deemed to be made with all applicable representations, warranties and covenants as if evidenced by an Assignment and Assumption. On the Closing Date, the Lenders shall make all necessary cash settlement in full with each other Lender (and with the Existing Lenders under the Existing Credit Agreement whose Commitments thereunder are being terminated), either directly or through the Administrative Agent, as the Administrative Agent may direct or approve, with respect to all assignments, reallocations and other changes in the Commitments (as such term is defined in the Existing Credit Agreement) such that after giving effect to such settlements each Lender’s Applicable Percentage shall be as set forth on Schedule 2.01.

1.02 Certain Defined Terms. The following terms used in this Agreement shall have the following meanings:

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Sixth Amended and Restated Credit Agreement, as it may hereafter be amended, supplemented, restated or otherwise modified from time to time.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.13. If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate

Pricing Level	Debt Rating S&P/Moody’s/Fitch	Commitment Fee	Applicable Rate for Eurodollar Rate Loans	Applicable Rate for Base Rate Loans
1	≥ A / A2 / A	0.08%	0.875%	0.00%
2	A- / A3 / A-	0.10%	1.00%	0.00%
3	BBB+ / Baa1 / BBB+	0.125%	1.125%	0.125%
4	BBB / Baa2 / BBB	0.175%	1.25%	0.25%
5	BBB- / Baa3 / BBB-	0.225%	1.50%	0.50%
6	< BBB- / Baa3 / BBB-	0.275%	1.75%	0.75%

If the Company has three Debt Ratings, and any or all of such Debt Ratings are at different Pricing Levels, then the Pricing Level applicable to the second highest of the Debt Ratings shall apply (provided that, if two of such Debt Ratings are at the same Pricing Level and the third such Debt Rating is at a lower Pricing Level, then the Pricing Level applicable to the two higher Debt Ratings shall apply). If the

Company has only two Debt Ratings, and such Debt Ratings are (i) at the same Pricing Level, then such Pricing Level shall apply, (ii) at Pricing Levels that differ by only one level, then the Pricing Level applicable to the higher of the Debt Ratings shall apply, and (iii) at Pricing Levels that differ by more than one level, then the Pricing Level that is one level lower (with Pricing Level 1 being the highest and Pricing Level 6 being the lowest) than the Pricing Level applicable to the higher Debt Rating shall apply. If the Company has only one Debt Rating, then the Pricing Level applicable to such Debt Rating shall apply. If the Company has no Debt Rating, then Pricing Level 6 shall apply.

Initially as of the Closing Date, the Applicable Rate shall be determined based upon the Debt Rating(s) specified in the certificate delivered pursuant to Section 4.01(a)(ix). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in any Debt Rating shall be effective during the period commencing on the date of delivery by the Company to the Administrative Agent of notice thereof pursuant to Section 6.03(c) and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Citigroup Global Markets Inc., each in its capacity as a joint lead arranger and joint book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.04, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank of America Fee Letter” means the letter agreement, dated February 14, 2013, among the Company, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Base Rate due to a change in the “prime rate” or the Federal Funds Rate shall take effect at the opening of business on the day specified in the public announcement of such change in the “prime rate” or the Federal Funds Rate, respectively. For the purposes of clause (c) above, the Eurodollar Rate shall be determined daily and any change shall take effect on the day of such change.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, California, New York, New York or in the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Assets” means, as at any date of determination, those assets of a Person that would, in conformity with GAAP, be classified as property, plant or equipment on the balance sheet of that Person.

“Capital Lease” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person other than, in the case of the Company or any of its Subsidiaries, any such lease under which the Company or any of its Subsidiaries is the lessor.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Person or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Person; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a partially-diluted basis (i.e., taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Citi Fee Letter” means the letter agreement, dated February 14, 2013, between the Company and Citigroup Global Markets Inc.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Commitment” means, as to each Lender, its obligation to make Loans to the Company pursuant to Section 2.01, in an aggregate amount equal to the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto and thereto, as applicable, as such amount may be reduced from time to time in accordance with this Agreement.

“Company” means Mattel, Inc., a Delaware corporation.

“Compliance Certificate” means a certificate signed by a Responsible Officer substantially in the form of Exhibit C.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to (i) Consolidated Net Income for such period before (A) special items, (B) minority interest and (C) gains on reacquisition of debt, in each case for such period, plus (ii) income taxes accrued for such period, plus (iii) interest accrued for such period, excluding capitalized interest and without regard to interest income plus (iv) depreciation and amortization for such period.

“Consolidated Funded Indebtedness” means, at any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all obligations and liabilities, whether current or long-term, for borrowed money, (b) that portion of obligations with respect to Capital Leases which is capitalized on the consolidated balance sheet of the Company and its Subsidiaries, and (c) all guaranties of unconsolidated funded obligations for borrowed money, all determined in conformity with GAAP.

“Consolidated Net Income” for any period, means the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Net Worth” means, at any date of determination, the book value of shareholder’s equity of the Company and its Subsidiaries on a consolidated basis.

“Contingent Obligation”, as applied to any Person, means, without duplication, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof or (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another and (b) any liability of such Person for the obligations of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (y) to maintain the solvency or any balance sheet item, level of income or financial condition of another, if in the case of any agreement described under subclauses (x) or (y) of this sentence the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported. The amount of any Contingent Obligation denominated in a currency other than Dollars shall be equal to the amount in such currency which would be of equal value to the corresponding amount in Dollars of such Contingent Obligation.

“Contractual Obligation”, as applied to any Person, means any provision of any security issued by that Person or of any material written indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P, Moody’s or Fitch (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.13(b), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Company or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or the Company, to confirm in a reasonably satisfactory manner that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of an equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Person.

“Dollars” means lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary of the Company that is organized under the laws of any political subdivision of the United States of America.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Claims” means all claims, however asserted, by any Governmental Person or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Person, in each case relating to environmental, health, safety and land use matters.

“ERISA” means, at any time, the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations by the Company or an ERISA Affiliate that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA by the Company or any ERISA Affiliate with the PBGC, the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate or (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA, if any event described in subsections (a) through (g) above results in liability to the Company or an ERISA Affiliate in excess of $125,000,000.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained by Bank of America and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to subsection (a) of the definition of “Eurodollar Rate”.

“Event of Default” means any of the events set forth in Section 8.01.

“Exchange Act” means, at any time, the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and the rules and regulations promulgated thereunder.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Company is located, (c) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to provide a form entitling it to complete exemption from withholding pursuant to clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 3.01(a)(ii), and (e) any Taxes imposed on such recipient by reason of FATCA.

“Existing Credit Agreement” has the meaning set forth in Recital A hereto.

“Existing Lenders” has the meaning set forth in Recital A hereto.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code (including any amendments made thereto after the date of this Agreement) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereof.

“Fee Letter” means the Bank of America Fee Letter or the Wells Fargo Fee Letter, as the context may require.

“Fisher-Price” means Fisher-Price, Inc., a Delaware corporation.

“Fitch” means Fitch ICBA or any successor thereto.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Company is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Person” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Parties” means, collectively, the Administrative Agent, the Lenders and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Guarantor” means, individually or collectively as the context may require, Fisher-Price, Mattel Sales, Mattel Direct Import, Inc. and each other Domestic Subsidiary that is a Material Subsidiary of the Company that becomes a Guarantor.

“Guarantor Subordination Agreement” means a Guarantor Subordination Agreement substantially in the form of Exhibit G attached hereto, executed and delivered by a Guarantor and one or more of its Affiliates, as required by Section 6.10, as it may hereafter be amended, supplemented, restated, amended and restated or otherwise modified from time to time.

“Guaranty” means the Fourth Amended and Restated Continuing Guaranty made by the Guarantors in favor of the Guaranteed Parties, substantially in the form of Exhibit E, as supplemented from time to time by execution and delivery of Guaranty Joinder Agreements pursuant to Section 6.12 or otherwise.

“Guaranty Joinder Agreement” means each Guaranty Joinder Agreement, substantially in the form thereof attached to the Guaranty, executed and delivered by a Subsidiary to the Administrative Agent pursuant to Section 6.12.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases which is required to be capitalized on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services which purchase price is (y) due more than twelve months from the date of incurrence of the obligation in respect thereof, or (z) evidenced by a promissory note and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person. The amount of any Indebtedness shall be the principal amount of and all interest, premium, if any, and other fees and expenses accrued on any of the foregoing.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date (x) seven days (a “Seven Day Interest Period”) or (y) one, two, three or six months thereafter, as applicable, as selected by the Company in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Person charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Person, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, and any lease in the nature thereof, and any agreement to give any kind of security interest).

“Loan Documents” means this Agreement, each Note, the Guaranty (including each Guaranty Joinder Agreement), each Guarantor Subordination Agreement and each Fee Letter.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Company and the Guarantors.

“Loans” has the meaning set forth in Section 2.01.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” has the meaning assigned to the term “Margin Stock” in Regulation U of the Federal Reserve Board as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect upon the business, operations, properties, liabilities, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) a material impairment of the ability of the Company to perform the Obligations or of the Lenders to enforce the Obligations.

“Material Subsidiary” means Mattel Sales, Fisher-Price or any other Subsidiary of the Company which meets any of the following conditions:

(a) the Company’s and its Subsidiaries’ investments in, and advances to, the Subsidiary exceed 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year (for a proposed business combination to be accounted for as a pooling of interests, this condition is also met when the number of common shares exchanged or to be exchanged by the Company exceeds 10 percent of its total common shares outstanding at the date the combination is initiated); or

(b) the Company and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

(c) the Company and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year.

For purpose of meeting the prescribed income test the following guidance should be applied:

(i) When a loss has been incurred by either the Company and its Subsidiaries consolidated or the tested Subsidiary, but not both, the equity in the income or loss of the tested Subsidiary should be excluded from the income of the Company and its Subsidiaries consolidated for purposes of the computation.

(ii) If income of the Company and its Subsidiaries consolidated for the most recent fiscal year is at least 10 percent lower than the average of the income for the last five fiscal years, such average income should be substituted for purposes of the computation. Any loss years should be omitted for purposes of computing average income.

(iii) Where the test involves combined entities, as in the case of determining whether summarized financial data should be presented, entities reporting losses shall not be aggregated with entities reporting income.

“Mattel Sales” means Mattel Sales Corp., a California corporation.

“Maturity Date” means (a) March 12, 2018, or (b) such earlier date upon which the Commitments are terminated in accordance with the terms hereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Priority Indebtedness” means Indebtedness or the guaranty of Indebtedness which (a) is not senior to the Obligations, (b) does not have any priority of payment over the Obligations or (c) is not secured by Liens on any of the Company’s or any Subsidiary’s assets.

“Note” means a promissory note of the Company payable to the order of a Lender substantially in the form of Exhibit B hereto, evidencing the Loans made by such Lender to the Company.

“Obligations” means all obligations of every nature of any Loan Party from time to time owed to the Administrative Agent, the Lenders or any other Person required to be indemnified hereunder, or any of them, under any Loan Document, in each case whether direct or indirect, including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means on any date the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning set forth in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan subject to Section 4064 of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Accounts Receivable Financing Facility” means a financing arrangement entered into in the ordinary course of business under which accounts receivable of any Loan Party or any other Subsidiary are periodically sold directly to third party purchasers, or sold to a Subsidiary of the Company formed for such purpose which in turn sells such accounts receivable to third party purchasers; provided, however, that in connection with any such financing arrangement:

(a) there is no recourse to the Company or any of its Subsidiaries on account of the creditworthiness of the obligor on such accounts receivable; and

(b) no negative pledge or Lien is created on any accounts receivables not actually sold or discounted.

“Person” means any individual, partnership, corporation (including a business trust), joint stock company, joint venture, trust, bank, trust company, unincorporated association or other entity or a Governmental Person.

“Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and which is maintained for employees of the Company or any ERISA Affiliate of the Company other than a Multiemployer Plan.

“Platform” has the meaning specified in Section 6.02.

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the federal securities laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Aggregate Commitments have been terminated, Lenders holding in the aggregate more than 50% of all Loans; provided that, the Commitment of, and the outstanding principal amount of any Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, any vice president or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Securities Act” means, at any time, the Securities Act of 1933, as amended from time to time, and any successor statute, and the rules and regulations promulgated thereunder.

“Seven Day Interest Period” has the meaning specified in the definition of “Interest Period”.

“Subsidiary” means any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Person, including any interest, additions to tax or penalties applicable thereto.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess (if any) of a Pension Plan’s “funding target” (as such term is defined in Section 430 of the Internal Revenue Code), over such Pension Plan’s “value of plan assets” (as such term is defined in Section 430 of the Internal Revenue Code), determined as of the valuation date of the most recent actuarial valuation of such Pension Plan in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Wells Fargo Fee Letter” means the letter agreement, dated February 14, 2013, among the Company, Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC.

1.03 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.04 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.08, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination (for financial or accounting purposes) of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.05 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

ARTICLE II.

THE COMMITMENTS

2.01 Loans. Each Lender hereby severally agrees, on any Business Day during the Availability Period, to make loans in Dollars (each such loan, a “Loan”) to the Company from time to time on the terms and conditions set forth in this Agreement; provided, however, that after giving effect to any Borrowing, (a) the sum of the Total Outstandings shall not exceed the Aggregate Commitments and (b) the aggregate Outstanding Amount of the Loans of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay pursuant to Section 2.03 and reborrow pursuant to this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 9:00 a.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) 9:00 a.m. on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Company fails to specify a Type of Loan in a Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 11:00 a.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Company in like funds as received by the Administrative Agent either by (i) crediting the account of the Company on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be made as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than (i) five Interest Periods that are not Seven Day Interest Periods and (ii) two Seven Day Interest Periods in effect with respect to Loans.

2.03 Prepayments.

(a) The Company may, upon written notice or telephonic notice confirmed in writing to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such written or telephonic notice must be received by the Administrative Agent not later than 9:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each of clause (ii) and (iii) above, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender (by telecopy, telex, other electronic means or telephone) of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.13, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, then the Company shall immediately prepay Loans in an aggregate amount equal to such excess.

2.04 Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (a) any such notice shall be received by the Administrative Agent not later than 9:00 a.m. three Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, and (c) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings exceed the Aggregate Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.05 Repayment of Loans. The Company shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.06 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Company under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Company shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) Commitment Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June,

September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Company shall pay to the applicable Arranger and the Administrative Agent, for the account of the Lenders or for their own respective accounts, as applicable, fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Company shall pay to the Administrative Agent such fees as may from time to time be agreed upon between the Company and the Administrative Agent.

2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined with reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Company and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Company shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Company shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Company hereunder shall be made to the

Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the provisions in the definition of “Interest Period”, if any payment to be made by the Company shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 11:00 a.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender shall pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, then the Company shall pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent at the interest rate applicable to the Borrowing. If the Company and the applicable Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Company; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Company by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

2.12 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lender(s) or potential lender(s) (which such potential lender(s) shall be Eligible Assignees hereunder) which the Company, in consultation with the Administrative Agent, determines to request to make all or a portion of such increase), the Company may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $250,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) the Company may increase the Aggregate Commitments no more than ten (10) times. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender or potential lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders or potential lenders).

(b) Lender Elections to Increase. Each Lender or potential lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment (provided, however, that no Lender has any obligation to increase its Commitment, and each Lender may grant or withhold its consent to any such increase in its Commitment in accordance with this Section 2.12 in its sole discretion) or agrees to participate in such increase, as applicable, and, if so, by what amount. Any Lender or potential lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed), the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of the Company dated as of the Increase Effective Date signed by a Responsible Officer of the Company certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V (except the representation and warranty contained in Section 5.09) and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Default or Event of Default exists or shall result from such increase. The Company shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

2.13 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.13(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.07(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Company and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Company hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided, however, that if applicable Laws require the Company or the Administrative Agent to withhold or deduct any Tax, such

Tax shall be withheld or deducted in accordance with such Laws as determined by the Company or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below. For purposes of this Section 3.01 the term “Laws” includes FATCA.

(ii) If the Company or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Company or the Administrative Agent, as the case may be, shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Company or the Administrative Agent, as the case may be, shall timely pay the full amount withheld or deducted to the relevant Governmental Person in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Company shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Company. Without limiting the provisions of subsection (a) above, the Company shall timely pay any Other Taxes to the relevant Governmental Person in accordance with applicable Laws.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, the Company shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payable in respect thereof within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Person. The Company shall also, and does hereby indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection; provided that such indemnity shall not, as to the Administrative Agent, be available to the extent that such amount is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent. A certificate as to the amount of any such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Company and the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Company or the Administrative Agent) incurred by or asserted against the Company or the Administrative Agent by any Governmental Person as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Company or the Administrative Agent pursuant to subsection (e). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request of the Company or the Administrative Agent, as the case may be, after any payment of Taxes by the Company or by the Administrative Agent to a Governmental Person as provided in this Section 3.01, the Company shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Company, as the case may be, the original or a certified copy of a receipt issued by such Governmental Person evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Company or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Company and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Company pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Company is resident for tax purposes in the United States:

(A) Any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Company and the Administrative Agent executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) Each Foreign Lender that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of IRS Form W-8ECI,

(III) executed originals of IRS Form W-8IMY and all required supporting documentation;

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) executed originals of IRS Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Company or the Administrative Agent, as the case may be, to determine the withholding or deduction required to be made.

(iii) If a payment made to a Lender under any Loan Document would be subject to United States Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(iv) Each Lender shall promptly (A) notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Company or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from the funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable and actual out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Person with respect to such refund), provided that the Company, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Person) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Person. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Person has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Person has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and replaced with an obligation to fund Base Rate

Loans in lieu thereof, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender into Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted. Before giving any notice to the Administrative Agent pursuant to this Section 3.02, the affected Lender shall designate a different Lending Office with respect to its Eurodollar Rate Loans or with respect to determining or charging interest rates based upon the Eurodollar Rate, if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

3.03 Inability to Determine Rates. If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (b) the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except, in all cases, any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except, in all cases, for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender (with a copy of such request to the Administrative Agent), the Company will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. Each Lender agrees to notify the Company of the occurrence of such an increased cost event promptly after obtaining knowledge thereof.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law taking into consideration such Lender’s policies with respect to capital adequacy, by an amount which such Lender deems to be material, the Lender shall deliver to the Company a statement of the amount necessary to compensate such Lender for the reduction in the rate of return on its capital attributable to such commitments (the “Capital Compensation Amount”). The Lender shall determine the Capital Compensation Amount in good faith, using reasonable attribution and averaging methods. The Lender shall from time to time notify the Company of the amount so determined. As soon as practicable after any Change in Law, each Lender seeking compensation under this Section shall submit to the Company estimates of the Capital Compensation Amounts that would be payable as a function of such Lender’s commitments hereunder.

(c) Certificates for Reimbursement. A certificate, in reasonable detail, of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Company shall pay to each Lender, as long as such Lender shall be required by applicable Laws to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 30 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 30 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 30 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Company (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Company shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations. If any Lender requests compensation under Section 3.04, or the Company is required to pay any additional amount to any Lender or any Governmental Person for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use its reasonable best efforts (consistent with legal and regulatory restrictions) to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

3.07 Survival. All of the Company’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01 Conditions to Effectiveness. The effectiveness of the Agreement is subject to satisfaction of the following conditions precedent:

(a) The Company shall deliver to the Administrative Agent and Lenders (or to the Administrative Agent for the Lenders with sufficient originally executed copies for each Lender, except for any Notes):

(i) This Agreement, duly executed and delivered by the Company, the Administrative Agent and all Lenders;

(ii) A Note, duly executed and delivered by the Company, drawn to the order of each Lender requesting a Note, with appropriate insertions;

(iii) The Guaranty, duly executed and delivered by each of the Guarantors;

(iv) Copies of the resolutions of the board of directors or the executive committee of each Loan Party approving and authorizing the execution, delivery and performance by such Loan Party of each Loan Document to which it is a party, certified as of the Closing Date by the secretary or an assistant secretary of such Loan Party;

(v) A certificate of the secretary or assistant secretary of each Loan Party, certifying the names and true signatures of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which it is a party;

(vi) The articles or certificate of incorporation or organization of each Loan Party as in effect on the Closing Date, certified by the secretary of state of the state of its incorporation or formation as of a recent date, and the bylaws or operating agreement of each Loan Party as in effect on the Closing Date, in each case, certified by the secretary or assistant secretary of such Loan Party as of the Closing Date;

(vii) A good standing certificate for each Loan Party from the secretary of state of its state of incorporation or formation dated as of a recent date;

(viii) Executed copies of one or more favorable written opinions of a Senior Counsel of the Company and Latham & Watkins LLP, counsel to the Company, dated as of the Closing Date, reasonably satisfactory to the Administrative Agent and relating to the Loan Parties and as to such other matters as the Administrative Agent and the Lenders may reasonably request; and

(ix) A certificate signed by a Responsible Officer certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the audited financial statements dated December 31, 2012 referred to in Section 5.08, which has had a Material Adverse Effect; and (C) the current ratings on the Company’s long-term unsecured Indebtedness by S&P, Moody’s and Fitch (to the extent rated).

(b) The Company shall have performed in all material respects all agreements which this Agreement provides shall be performed by it on or before the Closing Date.

(c) Unless waived by the Administrative Agent, the Company shall have paid all actual and reasonable out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to All Loans. The obligation of each Lender to honor any Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Company contained in Article V (except the representation and warranty contained in Section 5.09 and, in the case of a borrowing of Loans where the aggregate principal amount of the Loans being made on the date of such Borrowing is less than or equal to the aggregate principal amount of Loans maturing on the date of such Borrowing, the representation and warranty contained in Section 5.11) or any other Loan Document shall be true, correct and complete in all material respects on and as of the date of such Borrowing, except to the extent that such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date to the same extent as though made on and as of the date of such Borrowing.

(b) No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion.

(c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to make any extension of credit hereunder, the Company represents and warrants to each Lender and the Administrative Agent that the following statements are true, correct and complete:

5.01 Organization and Powers. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and, except for changes in the ordinary course of business or as permitted or contemplated by this Agreement, each of the Material Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; and each has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and, in the case of the Company, to enter into this Agreement and each Guarantor Subordination Agreement, to issue the Notes and to carry out the transactions contemplated hereby and thereby.

5.02 Good Standing. The Company and, except for changes in the ordinary course of business or as permitted or contemplated by this Agreement, each Material Subsidiary is in good standing wherever necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing has or will have no Material Adverse Effect.

5.03 Material Subsidiaries. Except for changes in the ordinary course of business or as permitted or contemplated by this Agreement, Schedule 5.03 hereto correctly sets forth the name, jurisdiction of incorporation and ownership interest of the Company in each of its Material Subsidiaries as of the date hereof.

5.04 Authorization of Borrowing. The execution, delivery and performance of each Loan Document to which it is a party, the acknowledgement of each Guarantor Subordination Agreement and the issuance, delivery and payment of the Notes have been duly authorized by all necessary corporate action by the Company.

5.05 No Conflict. The execution, delivery and performance by the Company of this Agreement, the acknowledgement of each Guarantor Subordination Agreement and the issuance, delivery and payment of the Notes do not and will not (a) violate the Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company, (b) violate any provision of law applicable to the Company, or any material order, judgment or decree of any court or other agency of government binding on the Company, the violation of which would result in a Material Adverse Effect, (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of the Company, (d) result in or require the creation or imposition of any material lien, security interest, charge or encumbrance of any nature whatsoever upon any of its material properties or assets, or (e) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of the Company.

5.06 Governmental Consents. The execution, delivery and performance by the Company of each Loan Document to which it is a party and each agreement, document, or instrument required hereunder, the acknowledgment of each Guarantor Subordination Agreement and the issuance, delivery and payment of the Notes do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Federal, state or other governmental authority or regulatory body or other such person.

5.07 Binding Obligation. This Agreement is, and each other Loan Document to which it is a party, when executed and delivered hereunder will be, the legally valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.

5.08 Financial Condition. The Company has heretofore delivered to the Lenders a consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2012, and related consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, audited by PricewaterhouseCoopers LLP and all other financial statements required to be delivered pursuant to Section 6.01. All such statements were prepared in accordance with GAAP and fairly present the consolidated financial position of the Company and its Subsidiaries as at the date thereof and the consolidated results of operations and statement of cash flow of the Company and its Subsidiaries for the period then ended. Neither the Company nor any of its Subsidiaries has any material Contingent Obligation, liability for taxes or long-term lease which as of the date of this Agreement, individually or in the aggregate, would, if it became absolute, result in a Material Adverse Effect which is not reflected in the financial statements delivered prior to the date hereof or in the notes thereto.

5.09 Changes, Etc. Since December 31, 2012, there has been no event or events that have, either individually or in the aggregate, resulted in a Material Adverse Effect.

5.10 Title to Properties. The Company and its Subsidiaries have good, sufficient and legal title to all the properties and assets reflected in the consolidated balance sheet referred to in Section 5.08 except as set forth in said balance sheet or in the notes thereto, except for assets acquired or disposed of in the ordinary course of business or as otherwise permitted by this Agreement since December 31, 2012, and except for immaterial defects in title as could not, individually or in the aggregate, have a Material Adverse Effect.

5.11 Litigation; Adverse Facts. Except as set forth on Schedule 5.11 hereto, there is no action, suit, proceeding or arbitration (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of the Company’s or such Subsidiaries’ properties which, in the reasonable judgment of the Company and its executive officers (assuming adverse determination of facts which the Company in good faith believes it would not successfully disprove, and considering damages which in their best judgment is the maximum that would be awarded upon, and the likelihood of, an adverse determination of the claim, or the amount which reflects their best judgment as to that required to be paid to settle the claims) would result in a Material Adverse Effect and there is no basis known to such executive officers for any such action, suit or proceeding. Neither the Company nor any of its Subsidiaries is (i) in violation of any applicable Law which would result in a Material Adverse Effect, or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would result in a Material Adverse Effect. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which provides a reasonable basis for questioning the validity or the enforceability of any Loan Document.

5.12 Payment of Taxes. All tax returns and reports of the Company and its Material Subsidiaries required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon the Company and its Subsidiaries and upon their respective properties, assets, income and franchises which are due and payable have been paid when due and payable or bonded against, except to the extent permitted by Section 6.05. The Company knows of no proposed tax assessment against it or any of its Subsidiaries that would result in a Material Adverse Effect.

5.13 Agreements. Neither the Company nor any of its Subsidiaries is a party to or is subject to any material agreement or instrument or charter or other internal restriction which results in a Material Adverse Effect.

5.14 Performance. Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation of the Company, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except, in any such case, where the consequences, direct or indirect, of such default or defaults, if any, would not result in a Material Adverse Effect.

5.15 Governmental Regulation. Neither the Company nor any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or to any Federal or state statute or regulation limiting its ability in any material way to incur Indebtedness for money borrowed.

5.16 Employee Benefit Plans.

(a) The Company and each of its ERISA Affiliates is in compliance in all material respects with any applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Plans. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification, except to the extent any failure to obtain or apply for such determination letter, or any such disqualification, would not reasonably be expected to result in a Material Adverse Effect. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to the Pension Funding Rules, and no application for a funding waiver pursuant to the Pension Funding Rules has been made with respect to any Plan, except to the extent any failure to make such contributions, or any such funding waiver, would not reasonably be expected to result in a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Person, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability in excess of $125,000,000; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) in excess of $125,000,000; (iv) neither the Company nor any ERISA Affiliate has participated in or participates in any Multiemployer Plan the withdrawal from which would reasonably be expected to result in liability to the Company or an ERISA Affiliate in excess of $125,000,000; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction subject to Section 4069 or 4212(c) of ERISA which would reasonably be expected to result in liability to the Company or an ERISA Affiliate in excess of $125,000,000.

5.17 Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.18 Disclosure. No representation or warranty of the Company contained in this Agreement or any other document, certificate or written statement furnished to the Lenders by the Company since December 31, 2012, for use in connection with the transactions contemplated by this Agreement as of the date of this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to the executive officers of the Company in the case of any document or fact not furnished by it) necessary in order to make the statements contained herein or therein not misleading except to the extent that any such statement or omission that was untrue or misleading at the time made or that subsequently became untrue or misleading has been superseded or corrected by information provided to the Lenders prior to the date of this Agreement. The projections and pro forma financial information contained in such written materials are based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known to the executive officers of the Company as of the date of this Agreement (other than matters of a general economic nature) which materially adversely affects the business, operations, property, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, which has not been disclosed herein or in the written materials referred to in Section 5.08 other than as disclosed in writing to the Lenders on or before the date hereof.

5.19 Subordination Agreements. No Guarantor has any material outstanding Indebtedness to any Affiliate of the Company which has not signed a Guarantor Subordination Agreement, and as of the date hereof, no Guarantor has any outstanding Guarantor Subordination Agreement.

ARTICLE VI.

AFFIRMATIVE COVENANTS

The Company agrees from the Closing Date until payment in full of all Obligations and termination of the Aggregate Commitments, unless Required Lenders shall otherwise give prior written consent, the Company will perform all covenants in this Article VI:

6.01 Financial Statements. The Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. The Company will deliver to the Administrative Agent and to each Lender:

(a) as soon as practicable and in any event not later than 55 days after the end of each of the first three fiscal quarters of the Company, consolidated balance sheets of the Company and its Subsidiaries as at the end of such period and for the fiscal year to date and the related consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flow all in reasonable detail and certified by a Responsible Officer of the Company that the consolidated statements (and to the best of his or her belief, the consolidating statements) and other materials required by this clause (a) fairly present the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations for the periods indicated, subject to changes resulting from year-end audit and normal year-end adjustments; and

(b) as soon as practicable and in any event not later than 100 days after the end of each fiscal year of the Company, consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such year and the related consolidated (and, as to statements of income only, consolidated and consolidating) statements of income, stockholders’ equity and cash flow of the Company and its Subsidiaries for such fiscal year, setting forth in each case, in comparative form the consolidated figures for the previous year, all in reasonable detail and (i) in the case of such consolidated financial statements, accompanied by a report thereon of PricewaterhouseCoopers LLP or other Registered Public Accounting Firm of recognized national standing selected by the Company (the “Auditor”) which report shall state that such consolidated financial statements present fairly the financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flow for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and (ii) in the case of such consolidating financial statements, certified by the chief financial or accounting officer of the Company.

6.02 Certificates; Other Information. The Company will deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) together with each delivery of financial statements of the Company and its Subsidiaries pursuant to Sections 6.01(a) and (b) above, a Compliance Certificate (i) stating that the signers have reviewed the terms of this Agreement and the Notes and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of the Compliance Certificate, of any condition or event which constitutes an Event of Default or Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof, and (ii) demonstrating in reasonable detail compliance during (to the extent required) and at the end of such accounting periods with the restrictions contained in Sections 7.05 and 7.06;

(b) together with each delivery of consolidated financial statements of the Company and its Subsidiaries pursuant to Section 6.01(b) above, a written statement by the independent accountants giving the report thereon (i) stating that their audit examination has included a review of the terms of this Agreement and the Notes as they relate to accounting matters, and (ii) stating whether, in connection with their audit examination, any condition or event which constitutes an Event of Default or Default has come to their attention, and if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Default that would not be disclosed in the course of their audit examination. The Administrative Agent shall have the right, from time to time, to discuss the affairs of the Company directly with such independent certified public accountants;

(c) promptly upon receipt thereof, copies of all reports submitted to the Company (including, without limitation, the Company’s Board of Directors) by the Company’s

independent accountants in connection with each annual, interim or special audit of the consolidated financial statements of the Company made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit; and

(d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its security holders or by any Subsidiary of the Company to its security holders other than the Company or another Subsidiary, and, promptly upon their becoming effective, and in any event within 15 days of filing, all regular and periodic reports and all registration statements and prospectuses that have been filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Person succeeding to any of its functions, and all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning material developments in the business of the Company and its Subsidiaries.

Each document required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) shall be deemed to have been delivered on the date on which the Company posts such document on the Company’s website on the Internet at the website address listed on Schedule 10.02, or when such document is posted on the Securities and Exchange Commission’s website at www.sec.gov or on IntraLinks; provided that the Company shall deliver paper copies of all such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above in this paragraph, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”). The Company hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Company shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of the applicable federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03 Notices. The Company will notify the Administrative Agent and each Lender:

(a) promptly upon any executive officer of the Company obtaining knowledge (i) of any condition or event which constitutes an Event of Default or Default, or becoming aware that the Administrative Agent or any Lender has given any notice or taken any other action with respect to a claimed Event of Default or Default under this Agreement, (ii) of any condition or event which would be required to be disclosed in a current report filed by the Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4 and 6 of such Form as in effect on the date hereof) if the Company were required to file such reports under the Exchange Act, (iii) that any Person has given any notice to the Company or any Subsidiary of the Company or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.01, (iv) of the institution of any litigation which could reasonably be expected to result in liability of the Company or any of its Subsidiaries equal to or greater than $20,000,000 or any adverse determination in any litigation involving a potential liability of the Company or any of its Subsidiaries equal to or greater than $20,000,000, or (v) of a Material Adverse Effect, in each case specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto;

(b) promptly after the acquisition of any Material Subsidiary, notice of such acquisition;

(c) promptly upon any executive officer of the Company obtaining knowledge, notice of any change in any Debt Rating; and

(d) with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender or the Administrative Agent, including any financial reports regularly prepared by the Company for internal use.

The notice requirement under Sections 6.03(b), (c) and (d) shall be deemed satisfied with respect to any condition or event upon the filing by the Company of a report with the Securities and Exchange Commission on Form 8-K with respect thereto.

6.04 Corporate Existence, etc. Except as permitted or not prohibited in Section 7.03, the Company will at all times preserve and keep in full force and effect its corporate existence and rights and franchises material to its business and those of each of its Material Subsidiaries; provided that the corporate existence and the rights and franchises of any Material Subsidiary may be terminated or permitted to lapse if such termination or lapse is in the best interest of the Company, is approved by the Board of Directors of the Company and is not materially disadvantageous to the holder of any Note.

6.05 Payment of Taxes and Claims; Tax Consolidation. The Company will, and will cause each of its Material Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor. The Company will not, nor will it permit any Material Subsidiary to, file or consent to the filing of any consolidated income tax return with any Person other than the Company or a Subsidiary of the Company.

6.06 Maintenance of Properties; Insurance. Except as permitted or not prohibited in Section 7.03, the Company will maintain or cause to be maintained in good repair, working order and condition all material properties (other than obsolete properties) used or useful in the business of the Company and its Material Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals, substitutions and replacements thereof. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Material Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations; provided that the Company may maintain a program of self insurance for the Company and its Material Subsidiaries in accordance with sound business practices.

6.07 Inspection of Property and Books and Records. The Company shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiaries. The Company will permit any authorized representatives designated by any Lender at the expense of that Lender, to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom (but not records relating to intellectual property), and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested.

6.08 Use of Proceeds of Loans. The Company shall use the proceeds of Loans for general lawful corporate purposes, including, without limitation financing working capital and capital expenditures, lending to its Subsidiaries and acquiring other Persons or businesses so long as the acquisition is approved by the board of directors of the Person being acquired.

6.09 Environmental Laws. The Company shall maintain and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10 Subordination Agreements. If from time to time any Guarantor has any material outstanding obligations owing to any Affiliate of the Company which has not signed a Guarantor Subordination Agreement, the Company shall cause such Affiliate to execute and deliver a Guarantor Subordination Agreement and deliver to the Administrative Agent a signature and incumbency certificate of the officers of each such Affiliate and cause such Guarantor to acknowledge each such agreement.

6.11 Compliance with Laws. The Company shall maintain and shall cause each of its Subsidiaries to, comply in all material respects with the requirements of all Laws applicable to it, except in such instances in which (i) such requirement of Laws is being contested in good faith by appropriate proceedings diligently conducted or a bona fide dispute exists with respect thereto; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.12 Additional Guarantors. The Company may from time to time, with the reasonable approval of the Administrative Agent, designate a Domestic Subsidiary that is a Material Subsidiary as a Guarantor, and (a) within 30 days of such approval by the Administrative Agent, cause such Person to become a Guarantor by executing and delivering to the Administrative Agent a Guaranty Joinder Agreement or such other document as the Administrative Agent shall reasonably deem appropriate for such purposes and (b) deliver to the Administrative Agent (x) documents of the types referred to in clauses (iv), (v), (vi) and (vii) of Section 4.01(a) and, if applicable, Section 6.10, (y) favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a) above), all in form, content and scope reasonably satisfactory to the Administrative Agent and (z) such other assurances, certificates, documents or consents as the Administrative Agent may reasonably require.

ARTICLE VII.

NEGATIVE COVENANTS

The Company agrees from the Closing Date until payment in full of all Obligations and termination of the Aggregate Commitments, unless Required Lenders shall otherwise give prior written consent, the Company will perform all covenants in this Article VII.

7.01 Indebtedness. The Company will not, and will not permit any of its Material Subsidiaries to, directly or indirectly incur, assume, guaranty or otherwise become directly or indirectly liable with respect to any Indebtedness; except:

(a) Indebtedness permitted to be secured under Section 7.02;

(b) Non-Priority Indebtedness of the Company;

(c) Non-Priority Indebtedness of Material Subsidiaries of the Company (other than Indebtedness permitted under section 7.01(d)) not exceeding 20% of Consolidated Net Worth in the aggregate at any time; and

(d) Non- Priority Indebtedness of Material Subsidiaries owed to the Company or any other Subsidiary.

7.02 Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of the Company or any Subsidiary except:

(a) Liens securing Indebtedness for borrowed money not exceeding, together with the aggregate outstanding face amount of sales or discounting of notes or receivables permitted under Section 7.04(d), $100,000,000 in aggregate principal amount at any time;

(b) Liens existing on the date hereof;

(c) Liens securing Indebtedness under Permitted Accounts Receivable Financing Facilities or otherwise arising under transactions permitted pursuant to Section 7.04;

(d) Liens listed on Schedule 7.02;

(e) Liens on newly-acquired Capital Assets; provided that such Liens on Capital Assets located in the United States shall not secure Indebtedness for borrowed money in excess of $25,000,000; and

(f) Liens incurred as a result of margin or other security posting requirements as required or specified by law, rule or regulation in connection with hedging or mitigation of commercial risks activity and not for speculative purposes.

7.03 Restriction on Fundamental Changes.

(a) The Company shall not, and shall not permit any of its Material Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the date hereof.

(b) The Company shall not, and shall not suffer or permit any of its Material Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of whether in one transaction or in a series of transactions, all or substantially all, of its assets to or in favor of any Person, except:

(i) (A) the Company may merge or consolidate with any other Person provided that the Company shall be the continuing or surviving corporation, and (B) any Material Subsidiary may merge or consolidate with any other Person provided that the Company or a Material Subsidiary shall be the continuing or surviving corporation; provided, further, that (1) if any transaction shall be between a Subsidiary and a wholly-owned Subsidiary, a wholly-owned Subsidiary shall be the continuing or surviving corporation, (2) no Default or Event of Default shall result from such merger or consolidation, and (3) except where a wholly-owned Subsidiary merges or consolidates with another wholly-owned Subsidiary or the Company, no Default or Event of Default shall exist prior to such merger or consolidation; and

(ii) any Subsidiary of the Company may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or another wholly-owned Subsidiary of the Company; provided that, in the event that any such Subsidiary that sells all or substantially all of its assets (upon voluntary liquidation or otherwise) to another wholly-owned Subsidiary of the Company is a Guarantor and such wholly-owned Subsidiary of the Company is not a Guarantor, then such wholly-owned Subsidiary shall guarantee the Obligations under this Agreement and the other Loan Documents pursuant to a guaranty agreement in form and substance reasonably satisfactory to the Administrative Agent.

7.04 Sale or Discount of Receivables. The Company will not, and will not permit any of its Domestic Subsidiaries to, directly or indirectly, sell with or without recourse, or discount or otherwise sell for less than the face value thereof any of its notes or accounts receivable, except:

(a) discounts offered in the ordinary course of business for early payment of accounts receivable and negotiated settlements of bad debts and disputed accounts receivable in the ordinary course of business;

(b) sales of accounts receivable where the Company believes in good faith that the collectability of such accounts receivable is or may be jeopardized by the distressed financial condition of the obligor under such accounts receivable;

(c) sales of accounts receivable under Permitted Accounts Receivable Financing Facilities; and

(d) sales or discounting of any other notes or receivables, the aggregate outstanding face amount of which does not exceed, together with the aggregate outstanding principal amount of secured Indebtedness permitted under Section 7.02(a), $100,000,000 in the aggregate at any time.

7.05 Leverage Ratio. The Company shall not permit, as of the last day of each fiscal quarter, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the four consecutive fiscal quarters ending on such date, to be greater than 3.00 to 1.

7.06 Interest Coverage Ratio. The Company shall not permit, as of the last day of each fiscal quarter, the ratio of (a) Consolidated EBITDA for the four consecutive fiscal quarters ending on such date to (b) interest incurred for the four consecutive fiscal quarters ending on such date, including capitalized interest and without regard to interest income, to be less than 3.50 to 1.

7.07 Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by the Company for the purpose of “purchasing” or “carrying” any Margin Stock in any manner that would cause any Lender to be in violation of Regulation U, of the Federal Reserve Board (or any other regulation of the Federal Reserve Board) or the Exchange Act, in each case as in effect on the date or dates of such borrowing and the use of such proceeds.

7.08 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following conditions or events shall constitute an “Event of Default:”

(a) Failure to Make Payments When Due. (i) Failure by any Loan Party to pay any required payment of principal under this Agreement or of any Loan or any Notes, when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise, (ii) failure by any Loan Party to pay any required payment of interest under this Agreement or on any Loan or any Note or any fees payable pursuant to Article II for a period of five days or more after the date such payment is due, or (iii) failure by any Loan Party to pay any other amount due under this Agreement within 90 days after written notice thereof; or

(b) Default in Other Agreements. (i) Failure of the Company or any of its Material Subsidiaries to pay or any default in the payment of any principal or interest on any Indebtedness in an amount exceeding $15,000,000 or any default in any other obligation for the payment of money in an amount in excess of $15,000,000 beyond any period of grace allowed; or (ii) any breach or default (unless cured or waived) with respect to any other term of any evidence of such other Indebtedness for borrowed money in an amount exceeding $15,000,000 or of any loan agreement, mortgage, indenture or other agreement relating thereto, and such breach or default continues after the applicable grace or notice period, if any, specified in the document relating thereto, if the effect of such failure, default or breach is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness for borrowed money to become or be declared due prior to its stated maturity; or

(c) Breach of Certain Covenants. Failure of the Company to perform or comply with any term or condition contained in Sections 6.03(a), 6.04, 6.12 or Article VII of this Agreement; or

(d) Breach of Warranty. Any of the Company’s or any other Loan Party’s representations or warranties made in any Loan Document in writing pursuant hereto or in connection herewith shall be false in any material respect on the date as of which made; or

(e) Other Defaults Under Loan Documents. Failure of any Loan Party to perform or comply with any other term or condition contained in any Loan Document to which it is a party thereto, other than the conditions referred to in subsections (a), (b), (c) and (d) above, and such default shall not have been remedied or waived within 30 days after receipt of notice from the Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any of its Material Subsidiaries in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, which decree or order is not stayed, or (ii) any other similar relief shall be granted under any applicable federal or state or applicable foreign Law; a petition for an involuntary case shall be filed against the Company or any of its Material Subsidiaries under any applicable Debtor Relief Law now or hereafter in effect or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Material Subsidiaries, or over all or substantially all of its property, shall have been entered; or an interim receiver, trustee or other custodian of the Company or any of its Material Subsidiaries for all or substantially all of the property of the Company or any of its Material Subsidiaries shall be appointed involuntarily; and the continuance of any such events in clause (ii) for 45 days unless dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. The Company or any of its Material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or shall consent to the entry of an order for relief in any involuntary case, or to the conversion from an involuntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, sequestrator, trustee or other custodian for all or substantially all of its property; the making by the Company or any of its Material Subsidiaries of any assignment for the benefit of creditors; or the inability or failure of the Company or any of its Material Subsidiaries, or the admission by the Company or any of its Material Subsidiaries in writing of its inability, to generally pay its debts as such debts become due; or the Board of Directors of the Company or any of its Material Subsidiaries adopts any resolution or otherwise takes action to approve any of the foregoing; or

(h) Judgments. Any final money judgment involving in any case an amount in excess of $20,000,000 or in excess of $40,000,000 in the aggregate at any one time for all final judgments shall be entered or filed against the Company or any Material Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 45 days or in any event later than five days prior to the date of any proposed sale thereunder; or

(i) Dissolution. Any order, judgment or decree shall be entered against the Company or any Material Subsidiary decreeing the dissolution or split up of the Company and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

(j) ERISA. (i) An ERISA Event occurs, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $125,000,000; or

(k) Loss of Property. All, or a substantial part of, the property, assets or business of the Company or any Material Subsidiary shall be condemned or seized and such condemnation or seizure shall have (after taking into account any insurance or condemnation award) a Material Adverse Effect; or

(l) Cessation of Business. The Company or any Material Subsidiary shall at any time voluntarily or involuntarily suspend its business or a substantial part thereof which would constitute a substantial part of the business of the Company and its Subsidiaries, taken as a whole, and would have a Material Adverse Effect; or

(m) Change of Control. There occurs any Change of Control.

8.02 Remedies. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, (a) declare the Commitment of each Lender to be terminated, whereupon such Commitments shall forthwith be terminated; (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and (c) exercise on behalf of itself and the Guaranteed Parties all rights and remedies available to it and the Guaranteed Parties under the Loan Documents or applicable Law; provided, however, that upon the occurrence of any event specified in paragraph (f) or (g) of Section 8.01 above (in the case of clause (ii) of paragraph (f) upon the expiration of the 45-day period mentioned therein), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations in respect of the Loan Documents shall, subject to the provisions of Section 2.13, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

8.04 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Company shall not have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be (a) a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, and (b) consented to by the Company at all times other than during the existence of an Event of Default (such consent of the Company not to be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, after consulting with the Company, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, which successor shall be consented to by the Company at all times other than during the existence of an Event of Default (such consent of the Company not to be unreasonably withheld or delayed); provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, the Co-Syndication Agents or the Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Company or any other Person to pay interest at the Default Rate;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby; or

(g) release all or substantially all the value of the Guaranty without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company or the Administrative Agent to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, then such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the posting thereof, provided that the intended recipient is immediately delivered notice of such posting at the e-mail address most recently provided to the Administrative Agent by such recipient; provided further that if the relevant notice or communication is not posted during the normal business hours of the recipient, then such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Company and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side

Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Guaranteed Party or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Guaranteed Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising set-off rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Lender form filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) or (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company shall pay (i) all actual and reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the actual and reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed by Section 3.01 and Section 10.06(c) or Section 10.06(d)), (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than 30 days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans; provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to be a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Company (and such agency being subject to Section 9.03 hereof and solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation or designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Company, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company (such agency relationship being subject to Section 9.03 hereunder), solely for tax purposes, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Administrative Agent shall have no responsibility for establishing or maintaining a Participant Register with respect to any Lender or Participant.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless (i) in the case of a Participant that would be a Foreign Lender if it were a Lender, the Company is notified of the participation sold to such Participant and (ii) such Participant agrees, for the benefit of the Company, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will agree to be obligated to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority purporting to have jurisdiction over it, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or the Lender, as the case may be, shall disclose only the information required by such request and shall notify the Company in advance of such disclosure so that the Company may seek an appropriate protective order, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement in writing containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.12(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Set-off. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, upon the occurrence of and during the continuance of any Event of Default (after the giving of any notice and the expiration of any grace period contained in the definition thereof), each Lender, each of its Affiliates and each subsequent holder of any Note is hereby authorized by the Company at any time or from time to time, without notice to the Company, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate any and all deposits (including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts) and any other indebtedness at any time held or owing by that Lender or Affiliate (including, without limitation, branches or agencies of such Lender or Affiliate wherever located) or that subsequent holder to or for the credit or the account of the Company and to apply any such amounts in accordance with the provisions of Section 2.11 irrespective of whether or not that Lender, Affiliate or that subsequent holder shall have made any demand hereunder and whether or not such deposits or other indebtedness are otherwise fully secured and that Lender, Affiliate and subsequent holder is hereby irrevocably authorized to permit such setoff and appropriation; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender or Affiliate; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loans hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement and the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement and the other Loan Documents shall become effective when they shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement and the other Loan Documents.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) the Company is required to pay any additional amount to any Lender or any Governmental Person for the account of any Lender pursuant to Section 3.01, (iii) any Lender is not obligated to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, (iv) any Lender is a Defaulting Lender, (v) any Lender has not consented to a proposed amendment, modification or waiver under this Agreement that requires the consent of the Required Lenders pursuant to Section 10.01 (but excluding in each case any Lender that has not consented to a proposed amendment, modification or waiver under this Agreement that requires consent of such Lender pursuant to either proviso contained in Section 10.01) of which such proposed amendment, modification or waiver has otherwise been approved by the Required Lenders, or (vi) any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee (the “Replacement Lender”) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Company shall have paid or caused to be paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

10.14 Applicable Law.

(a) This Agreement, any Notes and the other Loan Documents (other than the Guaranty which shall be governed by California law) shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles.

(b) Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York sitting in the county of New York or of the United States for the Southern District of such State, and by execution and delivery of this Agreement, each of the Administrative Agent, the Company and the Lenders consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts. Each of the Administrative Agent, the Company and the Lenders irrevocably waives any objection to the laying of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any other Loan Document. The Administrative Agent, the Company and the Lenders each waive personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

10.15 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and (iii) the Administrative Agent, each Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Company or its Affiliates. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT Act Notice; OFAC.

(a) Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with the Act. The Company shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

(b) The Company, each other Loan Party and/or Subsidiary of any Loan Party is: (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (the “Annex”); (ii) in compliance in all material respects with the requirements of the Act and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and 150 offices, related to the subject matter of the Act, including Executive Order 13224 effective September 24, 2001 and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the Act; (iv) not in receipt of any notice from the Secretary of State of the Attorney General of the United States or any other Governmental Person claiming a violation or possible violation of the Act; (v) not listed as a Specially Designated Terrorist (as defined in the Act) or as a “blocked” person on any lists maintained by the OFAC pursuant to the Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Act; (vi) not a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Act; and (vii) not owned or controlled by or now acting and or will be in the future act for or on behalf of any Person named in the Annex or any other list promulgated under the Act or any other Person who has been determined to be subject to the prohibitions contained in the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amended and Restated Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MATTEL, INC.

By:	/s/ Mandana Sadigh
Name:	Mandana Sadigh
Title:	Senior Vice President and Treasurer

Mattel, Inc.

Sixth Amended and Restated Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Erik M. Truette
Name:	Erik M. Truette
Title:	Assistant Vice President

Mattel, Inc.

Sixth Amended and Restated Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as a Lender

By:	/s/ J. Casey Cosgrove
Name:	J. Casey Cosgrove
Title:	Director

Mattel, Inc.

Sixth Amended and Restated Credit Agreement

Signature Page

WELLS FARGO BANK, N.A.

By:	/s/ Sid Khanolkar
Name:	Sid Khanolkar
Title:	Director

Mattel, Inc.

Sixth Amended and Restated Credit Agreement

Signature Page

CITIBANK, N.A.

By:	/s/ Shannon Sweeney
Name:	Shannon Sweeney
Title:	Vice President

Mattel, Inc.

Sixth Amended and Restated Credit Agreement

Signature Page

SOCIÉTÉ GÉNÉRALE

By:	/s/ Yao Wang
Name:	Yao Wang
Title:	Director

Mattel, Inc.

Sixth Amended and Restated Credit Agreement

Signature Page

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Donna DeMagistris
Name:	Donna DeMagistris
Title:	Authorized Signatory

Mattel, Inc.

Sixth Amended and Restated Credit Agreement

Signature Page

ROYAL BANK OF CANADA

By:	/s/ Gordon MacArthur
Name:	Gordon MacArthur
Title:	Authorized Signatory

Mattel, Inc.

Sixth Amended and Restated Credit Agreement

Signature Page

UNION BANK, N.A.

By:	/s/ Lauren Hom
Name:	Lauren Hom
Title:	Vice President

Mattel, Inc.

Sixth Amended and Restated Credit Agreement

Signature Page

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Kurban H. Merchant
Name:	Kurban H. Merchant
Title:	Vice President

Mattel, Inc.

Sixth Amended and Restated Credit Agreement

Signature Page

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Tracy Rahn
Name:	Tracy Rahn
Title:	Director

Mattel, Inc.

Sixth Amended and Restated Credit Agreement

Signature Page

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Marianne T. Meil
Name:	Marianne T. Meil
Title:	Senior Vice President

Mattel, Inc.

Sixth Amended and Restated Credit Agreement

Signature Page

MANUFACTURERS & TRADERS TRUST COMPANY

By:	/s/ Amy D. Bard
Name:	Amy D. Bard
Title:	Vice President

Mattel, Inc.

Sixth Amended and Restated Credit Agreement

Signature Page

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

Mattel, Inc.

Sixth Amended and Restated Credit Agreement

Signature Page

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Jean Frammolino
Name:	Jean Frammolino
Title:	Vice President

Mattel, Inc.

Sixth Amended and Restated Credit Agreement

Signature Page

DBS BANK LTD., LOS ANGELES AGENCY

By:	/s/ James McWalters
Name:	James McWalters
Title:	General Manager

Mattel, Inc.

Sixth Amended and Restated Credit Agreement

Signature Page

THE BANK OF NOVA SCOTIA

By:	/s/ Eugene Dempsey
Name:	Eugene Dempsey
Title:	Director

Mattel, Inc.

Sixth Amended and Restated Credit Agreement

Signature Page

BANK OF COMMUNICATIONS CO., LTD., NEW YORK BRANCH

By:	/s/ Shelley He
Name:	Shelley He
Title:	Deputy General Manager

Mattel, Inc.

Sixth Amended and Restated Credit Agreement

Signature Page

SCHEDULE 2.01

COMMITMENTS AND

APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$185,000,000	11.562500000%
Wells Fargo Bank, N.A.	$185,000,000	11.562500000%
Citibank, N.A.	$185,000,000	11.562500000%
Société Générale	$118,750,000	7.421875000%
Mizuho Corporate Bank, Ltd.	$118,750,000	7.421875000%
Royal Bank of Canada	$118,750,000	7.421875000%
Union Bank, N.A.	$118,750,000	7.421875000%
U.S. Bank National Association	$75,000,000	4.687500000%
The Royal Bank of Scotland plc	$75,000,000	4.687500000%
KeyBank National Association	$75,000,000	4.687500000%
Manufacturers &Traders Trust Company	$75,000,000	4.687500000%
Morgan Stanley Bank, N.A.	$75,000,000	4.687500000%
HSBC Bank USA, National Association	$75,000,000	4.687500000%
DBS Bank Ltd., Los Angeles Agency	$50,000,000	3.125000000%
The Bank of Nova Scotia	$50,000,000	3.125000000%
Bank of Communications Co., Ltd., New York Branch	$20,000,000	1.250000000%

Total	$1,600,000,000	100.000000000%

SCHEDULE 5.03

MATERIAL SUBSIDIARIES OF THE COMPANY

Subsidiaries	Jurisdiction of Organization	Parent	Voting Securities Directly or Indirectly Owned By Parent
American Girl Brands, LLC	Delaware	Mattel, Inc.	100%
Fisher-Price, Inc.	Delaware	Mattel, Inc.	100%
Mattel Asia Pacific Sourcing Limited	Hong Kong	Mattel, Inc.	100%
Mattel Entertainment Holdings Ltd	United Kingdom	Mattel, Inc.	100%
Mattel Europa B.V.	The Netherlands	Mattel, Inc.	100%
Mattel Europe Holdings B.V.	The Netherlands	Mattel, Inc.	100%
Mattel Europe Marketing B.V.	The Netherlands	Mattel, Inc.	100%
Mattel Finance, Inc.	Delaware	Mattel, Inc.	100%
Mattel Foreign Holdings, Ltd.	Bermuda	Mattel, Inc.	100%
Mattel International Finance B.V.	The Netherlands	Mattel, Inc.	100%
Mattel International Holdings B.V.	The Netherlands	Mattel, Inc.	100%
Mattel Investment, Inc.	Delaware	Mattel, Inc.	100%
Mattel Marketing Holdings Pte. Ltd.	Singapore	Mattel, Inc.	100%
Mattel Overseas Operations Ltd.	Bermuda	Mattel, Inc.	100%
Mattel Overseas, Inc.	California	Mattel, Inc.	100%
Mattel Sales Corp.	California	Mattel, Inc.	100%
Mattel UK Holdings Ltd	United Kingdom	Mattel, Inc.	100%

SCHEDULE 5.11

MATERIAL LITIGATION

Notwithstanding anything in the Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents an action, suit, proceeding or arbitration at law or in equity or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign that in the reasonable judgment of the Company or its executive officers would result in a Material Adverse Effect.

Litigation Related to Carter Bryant and MGA Entertainment, Inc.

In April 2004, Mattel filed a lawsuit in Los Angeles County Superior Court against Carter Bryant (“Bryant”), a former Mattel design employee. The suit alleges that Bryant aided and assisted a Mattel competitor, MGA Entertainment, Inc. (“MGA”), during the time he was employed by Mattel, in violation of his contractual and other duties to Mattel. In September 2004, Bryant asserted counterclaims against Mattel, including counterclaims in which Bryant sought, as a putative class action representative, to invalidate Mattel’s Confidential Information and Proprietary Inventions Agreements with its employees. Bryant also removed Mattel’s suit to the United States District Court for the Central District of California. In December 2004, MGA intervened as a party-defendant in Mattel’s action against Bryant, asserting that its rights to Bratz properties are at stake in the litigation.

Separately, in November 2004, Bryant filed an action against Mattel in the United States District Court for the Central District of California. The action sought a judicial declaration that Bryant’s purported conveyance of rights in Bratz was proper and that he did not misappropriate Mattel property in creating Bratz.

In April 2005, MGA filed suit against Mattel in the United States District Court for the Central District of California. MGA’s action alleges claims of trade dress infringement, trade dress dilution, false designation of origin, unfair competition, and unjust enrichment. The suit alleges, among other things, that certain products, themes, packaging, and/or television commercials in various Mattel product lines have infringed upon products, themes, packaging, and/or television commercials for various MGA product lines, including Bratz. The complaint also asserts that various alleged Mattel acts with respect to unidentified retailers, distributors, and licensees have damaged MGA and that various alleged acts by industry organizations, purportedly induced by Mattel, have damaged MGA. MGA’s suit alleges that MGA has been damaged in an amount “believed to reach or exceed tens of millions of dollars” and further seeks punitive damages, disgorgement of Mattel’s profits and injunctive relief.

In June 2006, the three cases were consolidated in the United States District Court for the Central District of California. On July 17, 2006, the Court issued an order dismissing all claims that Bryant had asserted against Mattel, including Bryant’s purported counterclaims to invalidate Mattel’s Confidential Information and Proprietary Inventions Agreements with its employees, and Bryant’s claims for declaratory relief.

In November 2006, Mattel asked the Court for leave to file an Amended Complaint that included not only additional claims against Bryant, but also included claims for copyright infringement, Racketeer Influenced and Corrupt Organizations (“RICO”) violations, misappropriation of trade secrets, intentional interference with contract, aiding and abetting breach of fiduciary duty and breach of duty of loyalty, and unfair competition, among others, against MGA, its Chief Executive Officer Isaac Larian, certain MGA affiliates and an MGA employee. The RICO claim alleged that MGA stole Bratz and then, by recruiting and hiring key Mattel employees and directing them to bring with them Mattel confidential and proprietary information, unfairly competed against Mattel using Mattel’s trade secrets, confidential information, and key employees to build their business. On January 12, 2007, the Court granted Mattel leave to file these claims as counterclaims in the consolidated cases, which Mattel did that same day.

Mattel sought to try all of its claims in a single trial, but in February 2007, the Court decided that the consolidated cases would be tried in two phases, with the first trial to determine claims and defenses related to Mattel’s ownership of Bratz works and whether MGA infringed those works. On May 19, 2008, Bryant reached a settlement agreement with Mattel and is no longer a defendant in the litigation. In the public stipulation entered by Mattel and Bryant in connection with the resolution, Bryant agreed that he was and would continue to be bound by all prior and future Court Orders relating to Bratz ownership and infringement, including the Court’s summary judgment rulings.

The first phase of the first trial, which began on May 27, 2008, resulted in a unanimous jury verdict on July 17, 2008 in favor of Mattel. The jury found that almost all of the Bratz design drawings and other works in question were created by Bryant while he was employed at Mattel; that MGA and Isaac Larian intentionally interfered with the contractual duties owed by Bryant to Mattel, aided and abetted Bryant’s breaches of his duty of loyalty to Mattel, aided and abetted Bryant’s breaches of the fiduciary duties he owed to Mattel, and converted Mattel property for their own use. The same jury determined that defendants MGA, Larian, and MGA Entertainment (HK) Limited infringed Mattel’s copyrights in the Bratz design drawings and other Bratz works, and awarded Mattel total damages of approximately $100 million against the defendants. On December 3, 2008, the Court issued a series of orders rejecting MGA’s equitable defenses and granting Mattel’s motions for equitable relief, including an order enjoining the MGA party defendants from manufacturing, marketing, or selling certain Bratz fashion dolls or from using the “Bratz” name. The Court stayed the effect of the December 3, 2008 injunctive orders until further order of the Court and entered a further specified stay of the injunctive orders on January 7, 2009.

The parties filed and argued additional motions for post-trial relief, including a request by MGA to enter judgment as a matter of law on Mattel’s claims in MGA’s favor and to reduce the jury’s damages award to Mattel. Mattel additionally moved for the appointment of a receiver. On April 27, 2009, the Court entered an order confirming that Bratz works found by the jury to have been created by Bryant during his Mattel employment were Mattel’s property and that hundreds of Bratz female fashion dolls infringe Mattel’s copyrights. The Court also upheld the jury’s award of damages in the amount of $100 million and ordered an accounting of post-trial Bratz sales. The Court further vacated the stay of the December 3, 2008 orders, except to the extent specified by the Court’s January 7, 2009 modification.

MGA appealed the Court’s equitable orders to the Court of Appeals for the Ninth Circuit. On December 9, 2009, the Ninth Circuit heard oral argument on MGA’s appeal and issued an order staying the District Court’s equitable orders pending a further order to be issued by the Ninth Circuit. The Ninth Circuit opinion vacating the relief ordered by the District Court was issued on July 22, 2010. The Ninth Circuit stated that, because of several jury instruction errors it identified, a significant portion—if not all—of the jury verdict and damage award should be vacated.

In its opinion, the Ninth Circuit found that the District Court erred in concluding that Mattel’s Invention agreement unambiguously applied to “ideas;” that it should have considered extrinsic evidence in determining the application of the agreement; and if the conclusion turns on conflicting evidence, it should have been up to the jury to decide. The Ninth Circuit also concluded that the District Judge erred in transferring the entire brand to Mattel based on misappropriated names and that the Court should have submitted to the jury, rather than deciding itself, whether Bryant’s agreement assigned works created outside the scope of his employment and whether Bryant’s creation of the Bratz designs and sculpt was outside of his employment. The Court then went on to address copyright issues which would be raised after a retrial, since Mattel “might well convince a properly instructed jury” that it owns Bryant’s designs and sculpt. The Ninth Circuit stated that the sculpt itself was entitled only to “thin” copyright protection against virtually identical works, while the Bratz sketches were entitled to “broad” protection against substantially similar works; in applying the broad protection, however, the Ninth Circuit found that the lower court had erred in failing to filter out all of the unprotectable elements of Bryant’s sketches. This mistake, the Court said, caused the lower court to conclude that all Bratz dolls were substantially similar to Bryant’s original sketches.

Judge Stephen Larson, who presided over the first trial, retired from the bench during the course of the appeal, and the case was transferred to Judge David O. Carter. After the transfer, Judge Carter granted Mattel leave to file a Fourth Amended Answer and Counterclaims which focused on RICO, trade secret and other claims, and added additional parties, and subsequently granted in part and denied in part a defense motion to dismiss those counterclaims. Later, on August 16, 2010, MGA asserted several new claims against Mattel in response to Mattel’s Fourth Amended Answer and Counterclaims, including claims for alleged trade secret misappropriation, an alleged violation of RICO, and wrongful injunction. Mattel moved to strike and/or dismiss these claims, as well as certain MGA allegations regarding Mattel’s motives for filing suit. The Court granted that motion as to the wrongful injunction claim, which it dismissed with prejudice, and as to the allegations about Mattel’s motives, which it struck. The Court denied the motion as to MGA’s trade secret misappropriation claim and its claim for violations of RICO.

The Court resolved summary judgment motions in late 2010. Among other rulings, the Court dismissed both parties’ RICO claims; dismissed Mattel’s claim for breach of fiduciary duty and portions of other claims as “preempted” by the trade secrets act; dismissed MGA’s trade dress infringement claims; dismissed MGA’s unjust enrichment claim; dismissed MGA’s common law unfair competition claim; and dismissed portions of Mattel’s copyright infringement claim as to “later generation” Bratz dolls.

Trial of all remaining claims began in early January 2011. During the trial, and before the case was submitted to the jury, the Court granted MGA’s motions for judgment as to Mattel’s claims for aiding and abetting breach of duty of loyalty and conversion. The Court also granted a defense motion for judgment on portions of Mattel’s claim for misappropriation of trade secrets relating to thefts by former Mattel employees located in Mexico.

The jury reached verdicts on the remaining claims in April 2011. In those verdicts, the jury ruled against Mattel on its claims for ownership of Bratz-related works, for copyright infringement, and for misappropriation of trade secrets. The jury ruled for MGA on its claim of trade secret misappropriation as to 26 of its claimed trade secrets and awarded $88.5 million in damages. The jury ruled against MGA as to 88 of its claimed trade secrets. The jury found that Mattel’s misappropriation was willful and malicious.

In early August 2011, the Court ruled on post-trial motions. The Court rejected MGA’s unfair competition claims and also rejected Mattel’s equitable defenses to MGA’s misappropriation of trade secrets claim. The Court reduced the jury’s damages award of $88.5 million to $85.0 million. The Court awarded MGA an additional $85.0 million in punitive damages and approximately $140 million in attorney’s fees and costs. The Court entered a judgment which totaled approximately $310 million in favor of MGA.

Mattel appealed the judgment, challenging on appeal the entirety of the District Court’s monetary award in favor of MGA, including both the award of $170 million in damages for alleged trade secret misappropriation and approximately $140 million in attorney’s fees and costs. On January 24, 2013, the Ninth Circuit Court of Appeals issued a ruling on Mattel’s appeal. In that ruling, the Court found that MGA’s claim for trade secrets misappropriation was not compulsory to any Mattel claim and could not be filed as a counterclaim-in-reply. Accordingly, the Court of Appeals vacated the portion of the judgment awarding damages and attorney’s fees and costs to MGA for prevailing on its trade secrets misappropriation claim, totaling approximately $172.5 million. It ruled that, on remand, the District Court must dismiss MGA’s trade secret claim without prejudice. In its ruling, the Court of Appeals also affirmed the District Court’s award of attorney’s fees and costs under the Copyright Act. Accordingly, Mattel has recorded a litigation accrual of $137.8 million during the fourth quarter of 2012 to cover these fees and costs.

SCHEDULE 7.02

CERTAIN LIENS

1. Liens for taxes, assessments or governmental charges or claims the payment of which is not at the time required by Section 7.02;

2. Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

3. Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

4. Any attachment or judgment Lien, if the judgment or order it secures is less than $20,000,000, or $40,000,000 in the aggregate for all such judgments or orders in any calendar year; or any other attachment or judgment Lien, if the judgment or order it secures shall, within 45 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 45 days after the expiration of any such stay;

5. Leases or subleases granted to others not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries;

6. Easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries;

7. Any interest or title of a lessor under any lease;

8. Liens made in connection with a non-U.S. receivables facility on market terms; and

9. Liens made in connection with customary ordinary course non-statutory bank liens in respect of bank accounts.

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

COMPANY:

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245

Attention: Mandana Sadigh, Senior Vice President and Treasurer

Telephone: 310-252-3035

Facsimile: 310-252-4190

Electronic Mail: mandana.sadigh@mattel.com

Website Address: www.mattel.com

U.S. Taxpayer Identification Number: 95-1567322

with a copy to:

Mattel, Inc. Law Department - M1-1225

333 Continental Boulevard

El Segundo, CA 90245-5012

Attention: Robert Normile, Executive Vice President, Chief Legal Officer and Secretary

Fascimile: 310-252-2567

ADMINISTRATIVE AGENT:

Administrative Agent’s Office:

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

101 North Tryon Street

One Independence Center

Mail Code: NC1-001-05-46

Charlotte, NC 28255-0001

Attention: Jean Hood

Telephone: 980.388.9114

Telecopier: 704.719.8162

Electronic Mail: jean.hood@baml.com

Remittance Instructions:

Bank of America, N.A. Charlotte, NC

ABA No.: 026-009-593 New York, NY

Account No.: 1366212250600

Attn: Corporate Credit Services, Charlotte NC

Ref: Mattel, Inc.

Other Notices as Administrative Agent:

(for financial statements, compliance certificates, maturity extension and commitment change notices, etc)

Bank of America, N.A.

Agency Management

101 South Tryon Street

Bank of America Plaza

Mail Code: NC1-002-15-36

Charlotte, NC 28255-0001

Attention: Erik M. Truette

Telephone: 980.387.5451

Telecopier: 704.409.0015

Electronic Mail: erik.m.truette@baml.com

EXHIBIT A

FORM OF LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Sixth Amended and Restated Credit Agreement, dated as of March     , 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Mattel, Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests or confirms a prior telephonic notice requesting (select one):

☐ A Borrowing of Loans	☐ A conversion or continuation of Loans

1. On                                          (a Business Day).

2. In the amount of $            .

3. Comprised of                                         .

[Type of Loan requested]

4. For Eurodollar Rate Loans: with an Interest Period of                      [days][months].

The Borrowing, if any, requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.

MATTEL, INC.

By:

Name:

Title:

A-1

Form of Loan Notice

EXHIBIT B

FORM OF SIXTH AMENDED AND RESTATED NOTE

FOR VALUE RECEIVED, the undersigned (the “Company”) hereby promises to pay to                                          or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Company under that certain Sixth Amended and Restated Credit Agreement, dated as of March     , 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Company, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Company promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum interest rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. [If the Lender was a party to the Existing Credit Agreement, this Note amends and restates any promissory note executed and delivered by the Company in favor of the Lender in connection with such Existing Credit Agreement.]

The Company, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Sixth Amended and Restated Promissory Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

MATTEL, INC.

By

Name

Title

Form of Sixth Amended and Restated Promissory Note

TRANSACTIONS ON NOTE

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Interest or Principal Paid	Balance Principal This Date	Notation Made By

Form of Sixth Amended and Restated Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statements Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Sixth Amended and Restated Credit Agreement, dated as of March     , 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among MATTEL, INC., a Delaware corporation (the “Company”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Company has delivered the audited financial statements required by Section 6.01(b) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report of PricewaterhouseCoopers LLP or other Registered Public Accounting Firm of recognized national standing selected by the Company, as required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Company has delivered the unaudited financial statements required by Section 6.01(a) of the Agreement for the fiscal quarter of the Company ended as of the above date. The consolidated financial statements (and to the best of the undersigned’s belief, the consolidating financial statements) and other materials required by Section 6.01(a) of the Agreement for the fiscal quarter of the Company ended as of the above date fairly present the financial condition of the Company and its Subsidiaries as at such date and the results of their operations for such period, subject to changes resulting from year-end audit and normal year-end adjustments.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and such review has not disclosed the existence during or at the end of such accounting period, and the undersigned does not have knowledge of the existence as of the date hereof, of any condition or event which constitutes an Event of Default or Default [except as set forth below][—]

Form of Compliance Certificate

3. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,         .

MATTEL, INC.

By

Name

Title

Form of Compliance Certificate

SCHEDULE 1

to the Compliance Certificate

($ in 000’s Except Ratio Amounts)

As of (Date)

I.	Section 7.05 – Leverage Ratio ((a) Consolidated Funded Indebtedness to (b) Consolidated EBITDA) as of above date.

	A.	Consolidated Funded Indebtedness:

		1.	Totalliabilities for borrowed money:

			-Notes Payable	$

			-Current Portion of Long-Term -Indebtedness:	$

			-Term Loans:	$

			-Subordinated Indebtedness:	$

			-Senior Long-Term Indebtedness:	$

			-Mortgages:	$

			Total liabilities for borrowed money:	$

		2.	Capital Leases:	$

		3.	Guaranties of unconsolidated funded obligations for borrowed money:	$

		4.	Total Consolidated Funded Indebtedness (Lines I.A.1 + I.A.2 + I.A.3):	$

	B.	Consolidated EBITDA for the four consecutive fiscal quarters ending on such date:		$

		1.	Consolidated Net Income for such period:	$

		2.	Special items:	$

		3.	Minority interest:	$

		4.	Gains on reacquisition of debt:	$

		5.	Income taxes accrued for such period:	$

		6.	Interest accrued for such period, excluding capitalized interest and without regard to interest income:	$

		7.	Depreciation and amortization for such period:	$

		8.	Consolidated EBITDA (Lines I.B.1 – I.B.2 – I.B.3 – I.B.4 + I.B.5 + I.B.6 + I.B.7):	$

	C.	Leverage Ratio (Line I.A.4 ÷ Line I.B.8):		to 1.00

Maximum permitted: 3.00 to 1.00

Form of Compliance Certificate

II.	Section 7.06 – Interest Coverage Ratio as of above date.

	A.	Consolidated EBITDA (Line I.B.8)	$

	B.	Interest incurred for the four consecutive fiscal quarters ending on such date, including capitalized interest and without regard to interest income:	$

	C.	Interest Coverage Ratio (Line II.A ÷ Line II.B):	to 1.00

Minimum required: 3.50 to 1.00

Form of Compliance Certificate

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

As of (Date)

Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended

Consolidated Net Income

– special items

– minority interest

– gains on reacquisition of debt

+ income taxes

+ interest

+ depreciation and amortization

= Consolidated EBITDA

Form of Compliance Certificate

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Form of Assignment and Assumption

1.	Assignor[s]:

2.	Assignee[s]: [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: Mattel, Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement: Sixth Amended and Restated Credit Agreement, dated as of March     , 2013, among Mattel, Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment for all Lenders[7]	Amount of Commitment Assigned	Percentage Assigned of Commitment[8]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date: ][9]

Effective Date:                    , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.
[9]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][10] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:][11]

MATTEL, INC.

By:
Title:

[10]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[11]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Sixth Amended and Restated Credit Agreement dated as of March    , 2013 among Mattel, Inc., as Borrower, Bank of America, N.A., as Administrative Agent and the Lenders party thereto from time to time

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type presented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any]

Form of Assignment and Assumption

Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT E

FORM OF GUARANTY

FOURTH AMENDED AND RESTATED CONTINUING GUARANTY AGREEMENT

THIS FOURTH AMENDED AND RESTATED CONTINUING GUARANTY AGREEMENT dated as of March     , 2013 (this “Guaranty Agreement”), is being entered into among EACH OF THE UNDERSIGNED AND EACH OTHER PERSON WHO SHALL BECOME A PARTY HERETO BY EXECUTION OF A GUARANTY JOINDER AGREEMENT (each a “Guarantor” and collectively the “Guarantors”) and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for each of the Guaranteed Parties. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

RECITALS:

A. Pursuant to that certain Sixth Amended and Restated Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Mattel, Inc., a Delaware corporation (the “Company”), the Administrative Agent, and the lenders now or hereafter party thereto (the “Lenders”), the Lenders have agreed to provide to the Company a revolving credit facility.

B. It is a condition precedent to the Guaranteed Parties’ obligations to make and maintain such extensions of credit under the Credit Agreement that the Guarantors shall have executed and delivered this Guaranty Agreement to the Administrative Agent.

C. Each Guarantor is, directly or indirectly, a wholly-owned Domestic Subsidiary of the Company and will materially benefit from such extensions of credit.

D. This Guaranty Agreement amends and restates in its entirety that certain Third Amended and Restated Continuing Guaranty Agreement dated as of March 8, 2011.

In order to induce the Guaranteed Parties to, from time to time, make and maintain extensions of credit under the Credit Agreement, the parties hereto agree as follows:

1. Guaranty. Each Guarantor hereby jointly and severally, unconditionally, absolutely, continually and irrevocably guarantees to the Administrative Agent for the benefit of the Guaranteed Parties the payment and performance in full of the Guaranteed Liabilities (as defined below). For all purposes of this Guaranty Agreement, “Guaranteed Liabilities” means: (a) the Company’s prompt payment in full, when due or declared due and at all such times, of all Obligations and all other amounts pursuant to the terms of the Credit Agreement, the Notes and all other Loan Documents heretofore, now or at any time or times hereafter owing, arising, due or payable from the Company to any one or more of the Guaranteed Parties, including principal, interest, premiums and fees (including all actual and reasonable fees and out-of-pocket expenses of counsel (collectively, “Attorneys’ Costs”); and (b) the Company’s prompt, full and faithful

Form of Guaranty

performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by the Company under the Credit Agreement, the Notes and all other Loan Documents. The Guarantors’ obligations to the Guaranteed Parties under this Guaranty Agreement are hereinafter collectively referred to as the “Guarantors’ Obligations” and, with respect to each Guarantor individually, the “Guarantor’s Obligations”.

Notwithstanding anything to the contrary contained herein, the liability of each Guarantor individually with respect to its Guarantor’s Obligations shall be limited to the greater of: (a) the ‘reasonably equivalent value,’ received by such Guarantor or any of its Subsidiaries arising out of the Loan Documents (including, without limitation, repayment of intercompany or third party debt of, investments made in, and capital contributions, advances and loans made to, such Guarantor or any of its Subsidiaries, directly or indirectly, by the Company or any other Subsidiary with, or as a direct or indirect result of obtaining, the proceeds of any credit extended under the Loan Documents) in exchange for or in connection with such Guarantor’s guaranty of the Obligations, and (b) 95% of the excess of (i) a ‘fair valuation’ of the amount of the assets and other property of such Guarantor and its Subsidiaries taken as a whole as of the applicable date of determination of the incurrence of such Guarantor’s obligations hereunder over (ii) a ‘fair valuation’ of such Guarantor’s and its Subsidiaries’ debts taken as a whole as of such date, but excluding liabilities arising under this Guaranty Agreement and excluding all liabilities owing by such Guarantor and its Subsidiaries taken as a whole to the Company or any other Subsidiary or otherwise subordinated to such Guarantor’s obligations hereunder, it being understood that a portion of such indebtedness owing to the Company shall be discharged on a dollar-for-dollar basis in an amount equal to the amount paid by such Guarantor hereunder. The meaning of the terms ‘reasonably equivalent value’ and ‘fair valuation,’ and the calculations of assets and other property and debts, shall be determined in accordance with the applicable federal and California state laws in effect on the date hereof governing the determination of the insolvency of a debtor and to further the intent of all parties hereto to maximize the amount payable by any Guarantor without rendering it insolvent or leaving it with an unreasonably small amount of capital in relation to its business, in either case, at the applicable date for the determination of the incurrence of its obligations hereunder; provided, however, that each Guarantor agrees, to the maximum extent permitted by law, that ‘fair valuation’ of such Guarantor’s and its Subsidiaries’ assets and other properties means the fair market sales price as would be obtained in an arms’-length transaction between competent, informed and willing parties under no compulsion to sell or buy or collections thereof obtained in the ordinary course of business and ‘fair valuation’ of its debts means the amount, in light of the applicable circumstances, at the time, for which such Guarantor or its Subsidiaries is liable for matured known liquidated liabilities or would reasonably be expected to become liable on contingent or unliquidated liabilities as they mature and taking into consideration the nature of any such contingency and the probability that liability would be imposed. Each Guarantor agrees that it is jointly and severally, directly and primarily liable (subject to the limitation in the immediately preceding sentence) for the Guaranteed Liabilities.

2. Payment. If the Company shall default in payment or performance of any of the Guaranteed Liabilities, whether principal, interest, premium, fees (including, but not limited to, Attorneys’ Costs) or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of the Credit Agreement, by

Form of Guaranty

acceleration, or otherwise, or upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, then any or all of the Guarantors will, upon demand thereof by the Administrative Agent, fully pay to the Administrative Agent, for the benefit of the Guaranteed Parties, subject to any restriction on each Guarantor’s Obligations set forth in Section 1 hereof, an amount equal to all the Guaranteed Liabilities then due and owing.

3. Absolute Rights and Obligations. This is a guaranty of payment and not of collection. The Guarantors’ Obligations under this Guaranty Agreement shall be joint and several, absolute and unconditional irrespective of, and each Guarantor hereby expressly waives, to the extent permitted by law, any defense to its obligations under this Guaranty Agreement to which it is a party by reason of:

(a) any lack of legality, validity or enforceability of the Credit Agreement, of any of the Notes, of any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantors’ Obligations, any of the Guaranteed Liabilities, or any other guaranty of any of the Guaranteed Liabilities (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(b) any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(c) any acceleration of the maturity of any of the Guaranteed Liabilities, of the Guarantor’s Obligations of any other Guarantor, or of any other obligations or liabilities of any Person under any of the Related Agreements;

(d) any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Guaranteed Liabilities, for any of the Guarantor’s Obligations of any Guarantor, or for any other obligations or liabilities of any Person under any of the Related Agreements;

(e) any dissolution of the Company or any Guarantor or any other party to a Related Agreement, or the combination or consolidation of the Company or any Guarantor or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of the Company or any Guarantor or any other party to a Related Agreement;

(f) any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, the Credit Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part;

(g) the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Guaranteed Liabilities (including without limitation the Guarantor’s Obligations of any other Guarantor and obligations arising under any other Guaranty now or hereafter in effect);

Form of Guaranty

(h) any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in the Credit Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Guaranteed Liabilities, any of the Guarantor’s Obligations of any other Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement;

(i) any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor) which may or might in any manner or to any extent vary the risks of such Guarantor, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to the Company or any other Loan Party or to any collateral in respect of the Guaranteed Liabilities or Guarantors’ Obligations; and

(j) without limiting the generality of the foregoing, each Guarantor hereby expressly waives any and all benefits of California Civil Code Sections 2809, 2810, 2819, 2825, 2839, 2845 and 2850.

It is the express purpose and intent of the parties hereto that this Guaranty Agreement and the Guarantors’ Obligations hereunder and under each Guaranty Joinder Agreement shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided.

4. Currency and Funds of Payment. All Guarantors’ Obligations will be paid in lawful currency of the United States of America and in immediately available funds, regardless of any law, regulation or decree now or hereafter in effect that might in any manner affect the Guaranteed Liabilities, or the rights of any Guaranteed Party with respect thereto as against the Company, or cause or permit to be invoked any alteration in the time, amount or manner of payment by the Company of any or all of the Guaranteed Liabilities.

5. Events of Default. Without limiting the provisions of Section 2 hereof, in the event that there shall occur and be continuing an Event of Default, then notwithstanding any collateral or other security or credit support for the Guaranteed Liabilities, at the Administrative Agent’s election and without notice thereof or demand therefor, the Guarantors’ Obligations shall immediately be and become due and payable.

6. Subordination. Until this Guaranty Agreement is terminated in accordance with Section 22 hereof, each Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to such Guarantor (a) of the Company, to the payment in full of the Guaranteed Liabilities, (b) of every other Guarantor (an “obligated guarantor”), to the payment in full of the Guarantors’ Obligations of such obligated guarantor, and (c) of each other Person now or hereafter constituting a Loan Party, to the payment in full of the obligations of such Loan Party owing to any Guaranteed Party and arising under the Loan

Form of Guaranty

Documents. All amounts due under such subordinated debts, liabilities or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon request by the Administrative Agent, paid over forthwith to the Administrative Agent for the benefit of the Guaranteed Parties on account of the Guaranteed Liabilities, the Guarantors’ Obligations, or such other obligations, as applicable, and, after such request and pending such payment, shall be held by such Guarantor as agent and bailee of the Guaranteed Parties separate and apart from all other funds, property and accounts of such Guarantor.

7. Suits. Each Guarantor from time to time shall pay to the Administrative Agent for the benefit of the Guaranteed Parties, on demand, at the Administrative Agent’s Office or such other address as the Administrative Agent shall give notice of to such Guarantor in accordance with Section 24, the Guarantors’ Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Administrative Agent may proceed to suit against any one or more or all of the Guarantors. At the Administrative Agent’s election, one or more and successive or concurrent suits may be brought hereon by the Administrative Agent against any one or more or all of the Guarantors, whether or not suit has been commenced against the Company, any other Guarantor, or any other Person and whether or not the Guaranteed Parties have taken or failed to take any other action to collect all or any portion of the Guaranteed Liabilities or have taken or failed to take any actions against any collateral securing payment or performance of all or any portion of the Guaranteed Liabilities, and irrespective of any event, occurrence, or condition described in Section 3 hereof.

8. Set-Off and Waiver. Each Guarantor waives any right to assert against any Guaranteed Party as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Guarantor’s Obligations, any defense (legal or equitable) or other claim which such Guarantor may now or at any time hereafter have against the Company or any or all of the Guaranteed Parties without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to such Guarantor.

9. Waiver of Notice; Subrogation.

(a) Each Guarantor hereby waives to the extent permitted by law notice of the following events or occurrences: (i) acceptance of this Guaranty Agreement; (ii) the Lenders’ heretofore, now or from time to time hereafter making Loans and issuing Letters of Credit and otherwise loaning monies or giving or extending credit to or for the benefit of the Company or any other Loan Party, or otherwise entering into arrangements with any Loan Party giving rise to Guaranteed Liabilities, whether pursuant to the Credit Agreement or the Notes or any other Loan Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence described in Section 3 hereof. Each Guarantor agrees that each Guaranteed Party may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Guaranteed Party, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Guarantor from its Guarantor’s Obligations, and each Guarantor hereby consents to each and all of the foregoing events or occurrences.

Form of Guaranty

(b) Each Guarantor hereby agrees that payment or performance by such Guarantor of its Guarantor’s Obligations under this Guaranty Agreement may be enforced by the Administrative Agent on behalf of the Guaranteed Parties upon demand by the Administrative Agent to such Guarantor without the Administrative Agent being required, such Guarantor expressly waiving to the extent permitted by law any right it may have to require the Administrative Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against the Company or any other Guarantor or any other guarantor of the Guaranteed Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Administrative Agent or any Lender or other party to a Related Agreement by the Company, any other Guarantor or any other Person on account of the Guaranteed Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY SUCH GUARANTOR THAT DEMAND UNDER THIS GUARANTY AGREEMENT MAY BE MADE BY THE ADMINISTRATIVE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE ADMINISTRATIVE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER THE CREDIT AGREEMENT.

(c) Each Guarantor further agrees with respect to this Guaranty Agreement that it shall not exercise any of its rights of subrogation, reimbursement, contribution, indemnity or recourse to security for the Guaranteed Liabilities until 93 days immediately following the Facility Termination Date (defined below) shall have elapsed without the filing or commencement, by or against any Loan Party, of any state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to, such Loan Party or its assets. If an amount shall be paid to any Guarantor on account of such rights at any time prior to termination of this Guaranty Agreement in accordance with the provisions of Section 22 hereof, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent, for the benefit of the Guaranteed Parties, to be credited and applied upon the Guarantors’ Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or otherwise as the Guaranteed Parties may elect. The agreements in this subsection shall survive repayment of all of the Guarantors’ Obligations, the termination or expiration of this Guaranty Agreement in any manner, including but not limited to termination in accordance with Section 22 hereof, and occurrence of the Facility Termination Date.

For purposes of this Guaranty Agreement, “Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, and (b) all Obligations have been paid in full (other than contingent indemnification obligations).

Form of Guaranty

10. Effectiveness; Enforceability. This Guaranty Agreement shall be effective as of the date first above written and shall continue in full force and effect until termination in accordance with Section 22 hereof. Any claim or claims that the Guaranteed Parties may at any time hereafter have against a Guarantor under this Guaranty Agreement may be asserted by the Administrative Agent on behalf of the Guaranteed Parties by written notice directed to such Guarantor in accordance with Section 24 hereof.

11. Representations and Warranties. Each Guarantor warrants and represents to the Administrative Agent, for the benefit of the Guaranteed Parties, that it is duly authorized to execute and deliver this Guaranty Agreement (or the Guaranty Joinder Agreement to which it is a party, as applicable), and to perform its obligations under this Guaranty Agreement, that this Guaranty Agreement (or the Guaranty Joinder Agreement to which it is a party, as applicable) has been duly executed and delivered on behalf of such Guarantor by its duly authorized representatives; that this Guaranty Agreement (and any Guaranty Joinder Agreement to which such Guarantor is a party) is legal, valid, binding and enforceable against such Guarantor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and that such Guarantor’s execution, delivery and performance of this Guaranty Agreement (and any Guaranty Joinder Agreement to which such Guarantor is a party) do not violate or constitute a breach of (x) any of its certificate or articles of incorporation, organization or formation, or its by-laws or organization or other operating agreement, any material agreement or instrument to which such Guarantor is a party, or (y) any law, order, regulation, decree or award of any governmental authority or arbitral body to which it or its properties or operations is subject, in the case of clause (y), the violation or breach of which would result in a Material Adverse Effect.

12. Expenses. Each Guarantor agrees to be jointly and severally liable for the payment of all actual and reasonable fees and out-of-pocket expenses, including Attorneys’ Costs, incurred by any Guaranteed Party in connection with the enforcement of this Guaranty Agreement, whether or not suit be brought.

13. Reinstatement. Each Guarantor agrees that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, at any time payment received by any Guaranteed Party in respect of any Guaranteed Liabilities is rescinded or must be restored for any reason, or is repaid by any Guaranteed Party in whole or in part in good faith settlement of any pending or threatened avoidance claim.

14. Attorney-in-Fact. To the extent permitted by law, each Guarantor hereby appoints the Administrative Agent, for the benefit of the Guaranteed Parties, as such Guarantor’s attorney-in-fact for the purposes of carrying out the provisions of this Guaranty Agreement and taking any action and executing any instrument which the Administrative Agent may reasonably deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable; provided, that the Administrative Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default.

Form of Guaranty

15. Reliance. Each Guarantor represents and warrants to the Administrative Agent, for the benefit of the Guaranteed Parties, that: (a) such Guarantor has adequate means to obtain on a continuing basis (i) from the Company, information concerning the Loan Parties and the Loan Parties’ financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide this Guaranty Agreement and any Guaranty Joinder Agreement (“Other Information”), and has full and complete access to the Loan Parties’ books and records and to such Other Information; (b) such Guarantor is not relying on any Guaranteed Party or its or their employees, directors, agents or other representatives or Affiliates, to provide any such information, now or in the future; (c) such Guarantor has been furnished with and reviewed the terms of the Credit Agreement and such other Loan Documents and Related Agreements as it has requested, is executing this Guaranty Agreement (or the Guaranty Joinder Agreement to which it is a party, as applicable) freely and deliberately, and understands the obligations and financial risk undertaken by providing this Guaranty Agreement (and any Guaranty Joinder Agreement); (d) such Guarantor has relied solely on the Guarantor’s own independent investigation, appraisal and analysis of the Company, the Company’s financial condition and affairs, the Other Information, and such other matters as it deems material in deciding to provide this Guaranty Agreement (and any Guaranty Joinder Agreement) and is fully aware of the same; and (e) such Guarantor has not depended or relied on any Guaranteed Party or its or their employees, directors, agents or other representatives or Affiliates, for any information whatsoever concerning the Company or the Company’s financial condition and affairs or any other matters material to such Guarantor’s decision to provide this Guaranty Agreement (and any Guaranty Joinder Agreement), or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision. Each Guarantor agrees that no Guaranteed Party has any duty or responsibility whatsoever, now or in the future, to provide to such Guarantor any information concerning the Company or the Company’s financial condition and affairs, or any Other Information, other than as expressly provided herein, and that, if such Guarantor receives any such information from any Guaranteed Party or its or their employees, directors, agents or other representatives or Affiliates, such Guarantor will independently verify the information and will not rely on any Guaranteed Party or its or their employees, directors, agents or other representatives or Affiliates, with respect to such information.

16. Rules of Interpretation. The rules of interpretation contained in Section 1.03 of the Credit Agreement shall be applicable to this Guaranty Agreement and each Guaranty Joinder Agreement and are hereby incorporated by reference. All representations and warranties contained herein shall survive the delivery of documents and any extension of credit referred to herein or guaranteed hereby.

17. Entire Agreement. This Guaranty Agreement and each Guaranty Joinder Agreement, together with the Credit Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements, understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Except as provided in Section 22, neither this Guaranty Agreement nor any Guaranty Joinder Agreement nor any portion or provision hereof or thereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Credit Agreement.

Form of Guaranty

18. Binding Agreement; Assignment. This Guaranty Agreement, each Guaranty Joinder Agreement and the terms, covenants and conditions hereof and thereof, shall be binding upon and inure to the benefit of the parties hereto and thereto, and to their respective heirs, legal representatives, successors and assigns; provided, however, that no Guarantor shall be permitted to assign any of its rights, powers, duties or obligations under this Guaranty Agreement, any Guaranty Joinder Agreement or any other interest herein or therein without the prior written consent of the Administrative Agent. Without limiting the generality of the foregoing sentence of this Section 18, any Lender may assign to one or more Persons, or grant to one or more Persons participations in or to, all or any part of its rights and obligations under the Credit Agreement (to the extent permitted by the Credit Agreement); and to the extent of any such assignment or participation such other Person shall, to the fullest extent permitted by law, thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject however, to the provisions of the Credit Agreement, including Article IX thereof (concerning the Administrative Agent) and Section 10.06 thereof concerning assignments and participations. All references herein to the Administrative Agent shall include any successor thereof.

19. Reserved.

20. Severability. The provisions of this Guaranty Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Guaranty Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

21. Counterparts. This Guaranty Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Guaranty Agreement to produce or account for more than one such counterpart executed by the Guarantors against whom enforcement is sought. Without limiting the foregoing provisions of this Section 21, the provisions of Section 10.10 of the Credit Agreement shall be applicable to this Guaranty Agreement.

22. Termination. Subject to reinstatement pursuant to Section 13 hereof, this Guaranty Agreement and each Guaranty Joinder Agreement, and all of the Guarantors’ Obligations hereunder (excluding those Guarantors’ obligations relating to Guaranteed Liabilities that expressly survive such termination) shall terminate on the Facility Termination Date.

23. Remedies Cumulative; Late Payments. All remedies hereunder are cumulative and are not exclusive of any other rights and remedies of the Administrative Agent or any other Guaranteed Party provided by law or under the Credit Agreement, the other Loan Documents or other applicable agreements or instruments. The making of the Loans and other credit

Form of Guaranty

extensions pursuant to the Credit Agreement and other Related Agreements shall be conclusively presumed to have been made or extended, respectively, in reliance upon each Guarantor’s guaranty of the Guaranteed Liabilities pursuant to the terms hereof. Any amounts not paid when due under this Guaranty Agreement shall bear interest at the Default Rate.

24. Notices. Any notice required or permitted hereunder or under any Guaranty Joinder Agreement shall be given, (a) with respect to each Guarantor, at the address of the Company indicated in Schedule 10.02 of the Credit Agreement and (b) with respect to the Administrative Agent or any other Guaranteed Party, at the Administrative Agent’s address indicated in Schedule 10.02 of the Credit Agreement. All such addresses may be modified, and all such notices shall be given and shall be effective, as provided in Section 10.02 of the Credit Agreement for the giving and effectiveness of notices and modifications of addresses thereunder.

25. Joinder. Each Person that shall at any time execute and deliver to the Administrative Agent a Guaranty Joinder Agreement substantially in the form attached as Exhibit A hereto shall thereupon irrevocably, absolutely and unconditionally become a party hereto and obligated hereunder as a Guarantor, and all references herein and in the other Loan Documents to the Guarantors or to the parties to this Guaranty Agreement shall be deemed to include such Person as a Guarantor hereunder.

26. Governing Law; Venue; Waiver of Jury Trial.

(a) THIS GUARANTY AGREEMENT AND EACH GUARANTY JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

(b) EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY GUARANTY JOINDER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS GUARANTY AGREEMENT OR A GUARANTY JOINDER AGREEMENT, SUCH GUARANTOR EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

Form of Guaranty

(c) EACH GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS FOR NOTICES TO SUCH GUARANTOR IN EFFECT PURSUANT TO SECTION 24 HEREOF, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF CALIFORNIA.

(d) NOTHING CONTAINED IN SUBSECTIONS (b) or (c) HEREOF SHALL PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY GUARANTY JOINDER AGREEMENT OR ANY OTHER LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE ANY GUARANTOR OR ANY OF SUCH GUARANTOR’S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.

(e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS GUARANTY AGREEMENT OR ANY GUARANTY JOINDER AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, EACH GUARANTOR AND THE ADMINISTRATIVE AGENT ON BEHALF OF THE GUARANTEED PARTIES HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT ANY SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

(f) EACH GUARANTOR HEREBY EXPRESSLY WAIVES ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION IT HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.

Form of Guaranty

27. California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Guaranty Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) notwithstanding the provisions of Section 12 hereof, all fees and expenses of any referee appointed in such action or proceeding shall be shared equally between the Guarantors and the Guaranteed Parties.

[Signature page follows.]

Form of Guaranty

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Guaranty Agreement as of the day and year first written above.

GUARANTORS:

FISHER-PRICE, INC.

By:
Name:
Title:

MATTEL SALES CORP.

By:
Name:
Title:

MATTEL DIRECT IMPORT, INC.

By:
Name:
Title:

Form of Guaranty

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Form of Guaranty

EXHIBIT A

Form of Guaranty Joinder Agreement

GUARANTY JOINDER AGREEMENT

THIS GUARANTY JOINDER AGREEMENT (the “Guaranty Joinder Agreement”), dated as of             , 20     is made by                                         , a                                          (the “Joining Guarantor”), delivered to BANK OF AMERICA, N.A., in its capacity as Administrative Agent (the “Administrative Agent”) under that certain Sixth Amended and Restated Credit Agreement (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), dated as of March     , 2013, by and among MATTEL, INC. (the “Company”), the Lenders party thereto and the Administrative Agent. All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

RECITALS:

A. Certain Subsidiaries of the Company are party to that certain Fourth Amended and Restated Continuing Guaranty Agreement dated as of March     , 2013 (as in effect on the date hereof, the “Guaranty Agreement”).

B. The Joining Guarantor is a Domestic Subsidiary of the Company, and the Company has requested that such Joining Guarantor be joined as a party to the Guaranty Agreement as a Guarantor.

C. The Joining Guarantor will materially benefit directly and indirectly from the making and maintenance of the extensions of credit made from time to time under the Credit Agreement.

In order to induce the Guaranteed Parties to from time to time make and maintain extensions of credit under the Credit Agreement, the Joining Guarantor hereby agrees as follows:

1. Joinder. The Joining Guarantor hereby irrevocably, absolutely and unconditionally becomes a party to the Guaranty Agreement as a Guarantor and bound by all the terms, conditions, obligations, liabilities and undertakings of each Guarantor or to which each Guarantor is subject thereunder, including without limitation the joint and several, unconditional, absolute, continuing and irrevocable guarantee to the Administrative Agent for the benefit of the Guaranteed Parties of the payment and performance in full of the Guaranteed Liabilities (as defined in the Guaranty Agreement) whether now existing or hereafter arising, all with the same force and effect as if the Joining Guarantor were a signatory to the Guaranty Agreement, subject to any limitations set forth in Section 1 of the Guaranty Agreement.

2. Affirmations. The Joining Guarantor hereby acknowledges and reaffirms as of the date hereof with respect to itself, its properties and its affairs each of the waivers, representations, warranties, acknowledgements and certifications applicable to any Guarantor contained in the Guaranty Agreement.

Form of Guaranty

3. Severability. The provisions of this Guaranty Joinder Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Guaranty Joinder Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

4. Counterparts. This Guaranty Joinder Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Guaranty Joinder Agreement to produce or account for more than one such counterpart executed by the Joining Guarantor. Without limiting the foregoing provisions of this Section 4, the provisions of Section 10.10 of the Credit Agreement shall be applicable to this Guaranty Joinder Agreement.

5. Delivery. The Joining Guarantor hereby irrevocably waives notice of acceptance of this Guaranty Joinder Agreement and acknowledges that the Guaranteed Liabilities are and shall be deemed to be incurred, and credit extensions under the Loan Documents made and maintained, in reliance on this Guaranty Joinder Agreement and the Joining Guarantor’s joinder as a party to the Guaranty Agreement as herein provided.

6. Governing Law; Venue; Waiver of Jury Trial. The provisions of Section 26 of the Guaranty Agreement are hereby incorporated by reference as if fully set forth herein.

[Signature page follows.]

Form of Guaranty

IN WITNESS WHEREOF, the Joining Guarantor has duly executed and delivered this Guaranty Joinder Agreement as of the day and year first written above.

JOINING GUARANTOR:

By:
Name:
Title:

Form of Guaranty

EXHIBIT F

[Reserved]

See attached.

F-1

Form of Opinion

EXHIBIT G

FORM OF GUARANTOR SUBORDINATION AGREEMENT

THIS GUARANTOR SUBORDINATION AGREEMENT dated as of             , 20     (this “Guarantor Subordination Agreement”), is being entered into between [                                         ],12 a [                                         ] (the “Creditor”) and [                                         ],13 a [                                         ] (the “Guarantor”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement (defined below).

A. Pursuant to that certain Sixth Amended and Restated Credit Agreement dated as of March     , 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Mattel, Inc., a Delaware corporation (the “Company”), Bank of America, N.A, as Administrative Agent (in such capacity, the “Administrative Agent”), and the lenders now or hereafter party thereto (the “Lenders”), the Lenders have agreed to provide to the Company a revolving credit facility.

B. It is a condition precedent to the Guaranteed Parties’ obligations to make and maintain such extensions of credit under the Credit Agreement that the Guarantor shall have executed and delivered the Guaranty and this Guarantor Subordination Agreement, in each case to the Administrative Agent.

In order to induce the Guaranteed Parties to, from time to time, make and maintain extensions of credit under the Credit Agreement, the Creditor agrees as follows:

1. Any and all claims of the Creditor against the Guarantor, now or hereafter existing, are, and shall be at all times, subject and subordinate to any and all claims, now or hereafter existing which the Guaranteed Parties may have against the Guarantor (including any claim by the Guaranteed Parties for interest accruing after any assignment for the benefit of creditors by the Guarantor or the institution by or against the Guarantor of any proceedings under the Bankruptcy Code, or any claim by a Guaranteed Party for any such interest which would have accrued in the absence of such assignment or the institution of such proceedings).

2. The Creditor agrees not to sue upon, or to collect, or to receive payment of the principal or interest of any claim or claims now or hereafter existing which the Creditor may hold against the Guarantor, and not to sell, assign, transfer, pledge, hypothecate, or encumber such claim or claims except subject expressly to this Guarantor Subordination Agreement, and not to file or join in any petition to commence any proceeding under the Bankruptcy Code, nor to take any lien or security on any of the Guarantor’s property, real or personal, so long as any claim of the Guaranteed Parties against the Guarantor shall exist.

[12]	Insert the Creditor’s name, as well as type of entity and jurisdiction of organization.
[13]	Insert Guarantor’s name, as well as type of entity and jurisdiction of organization.

Guarantor Subordination Agreement

3. In case of any assignment for the benefit of creditors by the Guarantor or in case any proceedings under the Bankruptcy Code are instituted by or against the Guarantor, or in case of the appointment of any receiver for the Guarantor’s business or assets, or in case of any dissolution or winding up of the affairs of the Guarantor: (a) the Creditor and any assignee, trustee in bankruptcy, receiver, debtor in possession or other person or persons in charge are hereby directed to pay to the Administrative Agent on behalf of itself and the other Guaranteed Parties the full amount of the Guaranteed Parties’ claims against the Guarantor (including interest to the date of payment) before making any payment of principal or interest to the Creditor under any indebtedness, and insofar as may be necessary for that purpose, the Creditor hereby assigns and transfers to the Administrative Agent on behalf of itself and the other Guaranteed Parties all security or the proceeds thereof and all rights to any payments, dividends or other distributions, and (b) the Creditor hereby irrevocably constitutes and appoints the Administrative Agent its true and lawful attorney to act in its name and stead: (i) to file the appropriate claim or claims on behalf of the Creditor if the Creditor does not do so prior to thirty (30) days before the expiration of the time to file claims in such proceeding and if the Administrative Agent elects at its sole discretion to file such claim or claims and (ii) to accept or reject any plan of reorganization or arrangement on behalf of the Creditor, and to otherwise vote the Creditor’s claim in respect of any indebtedness now or hereafter owing from the Guarantor to the Creditor in any manner the Administrative Agent deems appropriate for its and the Guaranteed Parties’ benefit and protection.

4. The Administrative Agent on behalf of itself and the other Guaranteed Parties is hereby authorized by the Creditor to from time to time: (a) renew, compromise, extend, accelerate or otherwise change the time of payment, or any other terms, of any existing or future claim of the Guaranteed Parties against the Guarantor or the Company or any part thereof, (b) increase or decrease any rate of interest payable thereon, (c) exchange, enforce, waive, release, or fail to perfect any security therefor, (d) apply such security and direct the order or manner of sale thereof in such manner as the Administrative Agent acting on its behalf and on behalf of the other Guaranteed Parties may at its discretion determine, (e) release the Guarantor, the Company or any other guarantor of any indebtedness of the Company from liability, and (f) make optional future advances to the Company, all without notice to the Creditor and without affecting the subordination provided by this Guarantor Subordination Agreement.

5. The Creditor acknowledges and agrees that the Creditor shall have the sole responsibility for obtaining from the Guarantor or the Company such information concerning the Guarantor’s or the Company’s financial condition or business operations as the Creditor may require, and that neither the Administrative Agent nor the other Guaranteed Parties have any duty at any time to disclose to the Creditor any information relating to the business operations or financial condition of the Guarantor or the Company.

Guarantor Subordination Agreement

6. On request of the Administrative Agent, the Creditor shall deliver to the Administrative Agent the original of any promissory note or other evidence of any existing or future indebtedness of the Guarantor to the Creditor, and mark same with a conspicuous legend which shall read substantially as follows:

“THIS PROMISSORY NOTE IS SUBORDINATED TO ANY PRESENT OR FUTURE INDEBTEDNESS OWING FROM THE MAKER TO BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE GUARANTEED PARTIES, AND ITS ASSIGNS, AND MAY BE ENFORCED ONLY IN ACCORDANCE WITH THAT CERTAIN GUARANTOR SUBORDINATION AGREEMENT DATED             , 20     BETWEEN [CREDITOR] AND BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE GUARANTEED PARTIES.”

7. In the event that any payment or any cash or noncash distribution is made to the Creditor in violation of the terms of this Guarantor Subordination Agreement, the Creditor shall receive same in trust for the benefit of the Guaranteed Parties, and shall forthwith remit it to the Administrative Agent in the form in which it was received, together with such endorsements or documents as may be reasonably necessary to effectively negotiate or transfer same to the Administrative Agent and/or the other Guaranteed Parties.

8. For violation of this Guarantor Subordination Agreement, the Creditor shall be liable for all loss and damage sustained by reason of such breach, and upon any such violation the Administrative Agent, acting on behalf of the Guaranteed Parties, may accelerate the maturity of any of its existing or future claims against the Guarantor.

9. This Guarantor Subordination Agreement shall be binding upon the heirs, successors and assigns of the Guarantor, the Creditor and the Guaranteed Parties. This Guarantor Subordination Agreement and any existing or future claim of the Guaranteed Parties against the Guarantor may be assigned by the Guaranteed Parties, in whole or in part, without notice to the Guarantor or the Creditor.

10. Notwithstanding the provisions of Section 2, so long as no Event of Default has occurred and is continuing under the Loan Documents, the Creditor may receive regularly scheduled principal and interest payments on any indebtedness.

Creditor

By

Guarantor Subordination Agreement

ACCEPTANCE OF GUARANTOR SUBORDINATION AGREEMENT

BY [                                        ]

The undersigned being the company named in the foregoing Guarantor Subordination Agreement, hereby accepts and consents thereto and agrees to be bound by all the provisions thereof and to recognize all priorities and other rights granted thereby to Bank of America, N.A., as Administrative Agent, and the Lenders (as defined therein) and their respective successors and assigns, and to perform in accordance therewith.

Dated:	[GUARANTOR]

By

G-4

Guarantor Subordination Agreement